Exhibit 10.1

AGREEMENT OF SALE AND PURCHASE

BETWEEN

HINES GLOBAL REIT 100/140 FOURTH AVE LLC,

a Delaware limited liability company

as Seller

AND

GI TC SEATTLE LLC,
a Delaware limited liability company

as Purchaser

pertaining to

KOMO Plaza
100 and 140 Fourth Avenue North, Seattle Washington

EXECUTED EFFECTIVE AS OF

November 15, 2016

AGREEMENT OF SALE AND PURCHASE
THIS AGREEMENT OF SALE AND PURCHASE (this “Agreement”) is entered into and effective for all purposes as of November 15, 2016 (the “Effective Date”), by and between Hines Global REIT 100/140 Fourth Ave LLC, a Delaware limited liability company (“Seller”), and GI TC Seattle LLC, a Delaware limited liability company (“Purchaser”).
In consideration of the mutual promises, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. For purposes of this Agreement, the following capitalized terms have the meanings set forth in this Section 1.1:
“Acceptable Estoppel Certificates” has the meaning ascribed to such term in Section 7.2.
“Additional Earnest Money Deposit” has the meaning ascribed to such term in Section 4.1.
“Affiliate” means any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Purchaser or Seller, as the case may be. For the purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.
“Agreement” has the meaning ascribed to such term in the opening paragraph.
“Approval Notice” has the meaning ascribed to such term in Section 5.4.
“Authorities” means the various governmental and quasi-governmental bodies or agencies having jurisdiction over Seller, the Real Property, the Improvements, or any portion thereof.
“Blocked Person” has the meaning ascribed to such term in Section 7.3.
“Broker” has the meaning ascribed to such term in Section 11.1.
“Business Day” means any day other than a Saturday, Sunday or a day on which national banking associations are authorized or required to close in Houston, Texas or the City and State in which the Property is located. In the event that any date or any period provided for in this Agreement shall end on a day other than a Business Day, the applicable date shall be, or the period shall end on, the next Business Day.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), as amended by the Superfund Amendments Reauthorization Act of 1986 (42 U.S.C. § 9601 et seq.), as the same may be amended.

“Certificate as to Foreign Status” has the meaning ascribed to such term in Section 10.3(e).
“Certifying Party” has the meaning ascribed to such term in Section 4.6.
“Claims” has the meaning ascribed to such term in Section 5.6(a).
“Closing” means the consummation of the purchase and sale of the Property contemplated by this Agreement, as provided for in Article X.
“Closing Date” means the date on which the Closing occurs, which date shall be December 20, 2016, which date may be extended by Purchaser in accordance with Section 10.1, or such earlier or later date to which Purchaser and Seller may hereafter agree in writing.
“Closing Documents” has the meaning ascribed to such term in Section 16.1.
“Closing Statement” has the meaning ascribed to such term in Section 10.4(a).
“Closing Surviving Obligations” means the covenants, rights, liabilities and obligations set forth in Sections 3.2, 4.8, 4.10, 5.2 (b), 5.2(d), 5.3, 5.5, 5.6, 7.1(l), 8.1 (subject to Section 16.1), 8.2, 9.1, 9.2, 9.3, 10.3, 10.4 (subject to the limitations therein), 10.5, 10.6, 10.7, 11.1, 13.3, 14, 15.1, 16.1, 17 and, subject to the limitations set forth in Section 16.1, Claims resulting from Seller’s breach of the covenants set forth in Section 7.1 occurring prior to Closing.
“Closing Time” has the meaning ascribed to such term in Section 10.4(a).
“Code” has the meaning ascribed to such term in Section 4.10.
“Conduit Easement Agreement” has the meaning ascribed to such term in Section 7.2(c).
“Conduit Easement Estoppel Certificate” has the meaning ascribed to such term in Section 7.2(c).
“Contingency Date” means November 15, 2016.
“Deed” has the meaning ascribed to such term in Section 10.3(a).
“Delinquent” has the meaning ascribed to such term in Section 10.4(b).
“Deposit Time” means 2:00 p.m. Pacific Time on the Business Day that is immediately prior to the Closing Date.
“Documents” has the meaning ascribed to such term in Section 5.2(a).
“Due Diligence Items” has the meaning ascribed to such term in Section 5.4.
“Earnest Money Deposit” has the meaning ascribed to such term in Section 4.1.
“Effective Date” has the meaning ascribed to such term in the opening paragraph of this Agreement.

“Environmental Laws” means all federal, state and local laws, rules, statutes, directives, binding written interpretations, binding written policies, court decisions, ordinances and regulations, now or hereafter in force and effect and as amended from time to time, issued by any Authorities in any way relating to or regulating human health, safety, industrial hygiene or environmental conditions, or the protection of the environment or pollution or contamination of the air (whether indoor or outdoor), soil gas, soil, surface water or groundwater, including but not limited to CERCLA, the Hazardous Substances Transportation Act (49 U.S.C. § 1802 et seq.), RCRA, the Solid Waste Disposal Act, the Clean Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Endangered Species Act, the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Radon and Indoor Air Quality Research Act (42 U.S.C. § 7401 note, et seq.), the National Environmental Policy Act (42 U.S.C. § 4321 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Washington Model Toxics Control Act (RCW 70.105D), Washington Hazardous Waste Management (RCW 70.105), Washington Solid Waste Management (RCW 70.95), and any and all other comparable state and local equivalents.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Instructions” has the meaning ascribed to such term in Section 4.3.
“Executive Order” has the meaning ascribed to such term in Section 7.3.
“Gap Notice” has the meaning ascribed to such term in Section 6.2(b).
“General Conveyance” has the meaning ascribed to such term in Section 10.3(b).
“Governmental Regulations” means all laws, ordinances, rules and regulations of the Authorities applicable to Seller or Seller’s use and operation of the Property or any portion thereof.
“Hazardous Substances” means any substance or material that is described as a toxic or hazardous substance, waste or material or a pollutant, effluent, emission, or contaminant, or words of similar import, in any of the Environmental Laws, and includes (a) petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, radon gas, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum-based products and petroleum additives and derived substances, lead-based or lead-containing paint, mold, fungi or bacterial matter, polychlorinated biphenyls (PCBs), radioactive matter, medical waste, and chemicals which may cause cancer or reproductive toxicity, asbestos, asbestos-containing material, electromagnetic waves, urea formaldehyde foam insulation and transformers or other equipment that contains dielectric fluid containing PCBs, and (b) any solid, liquid, gaseous or thermal irritant or contaminant, including smoke, vapor, soot, fumes, acids, alkalis, chemicals, waste, phosphates, or chlorine.
“Hines TRS” has the meaning ascribed to such term in the definition of “Tenant Leases”.
“Hines TRS Agreements” has the meaning ascribed to such term in Section 8.1(h).

“Hines TRS General Assignment” has the meaning ascribed to such term in the definition of “Tenant Leases”.
“Hines TRS Lease” has the meaning ascribed to such term in the definition of “Tenant Leases”.
“Improvements” means all buildings, structures, fixtures, parking areas and improvements located on the Real Property, other than those owned by Tenants or other third parties pursuant to the express terms of their respective Leases.
“Independent Consideration” has the meaning ascribed to such term in Section 4.2.
“Initial Earnest Money Deposit” has the meaning ascribed to such term in Section 4.1.
“Intangible Personal Property” means, to the extent assignable or transferable without the necessity of consent or approval (and if consent or approval is required, to the extent such consent or approval has been obtained), (i) all trade names, trademarks, logos, and service marks (in each case, if any) utilized by Seller or which Seller has a right to utilize in connection with the operation of the Real Property and Improvements thereon (other than the names or variations thereof of Seller, its Affiliates, the property manager and Tenants), including, without limitation, the name “KOMO Plaza”, (ii) if still in effect, guaranties and warranties received by Seller from any contractor, manufacturer or other person in connection with the construction or operation of the Real Property or Improvements, (iii) books, records, plans and specifications and other similar documents (if any) applicable to the Real Property or Improvements, and (iv) Seller’s web address for the Property.
“Inspection Agreement” means that certain Inspection Agreement and Confidentiality Agreement, executed prior to the date hereof by Seller and GI RE Acquisitions LLC. The Inspection Agreement is hereby terminated as of the Effective Date.
“Leasing Costs” has the meaning ascribed to such term in Section 10.4(e).
“Licensee Parties” has the meaning ascribed to such term in Section 5.1(a).
“Licenses and Permits” means, collectively, to the extent assignable without the necessity of consent or assignable only with consent and such consent has been obtained, all licenses, permits, certificates of occupancy, approvals, dedications, subdivision maps and entitlements issued, approved or granted by the Authorities prior to Closing in connection with the Real Property and/or the Improvements, together with all renewals and modifications thereof.
“Major Tenants” has the meaning ascribed to such term in Section 7.2.
“Must-Cure Matters” has the meaning ascribed to such term in Section 6.2(c).
“New Exception” has the meaning ascribed to such term in Section 6.2(b).
“OFAC” has the meaning ascribed to such term in Section 7.3.
“Official Records” means the Recorder’s Office of King County, Washington.

“Operating Expense Recoveries” has the meaning ascribed to such term in Section 10.4(c).
“Other Party” has the meaning ascribed to such term in Section 4.6.
“Permitted Exceptions” has the meaning ascribed to such term in Section 6.3.
“Permitted Outside Parties” has the meaning ascribed to such term in Section 5.2(b).
“Personal Property” means all equipment, appliances, tools, supplies, machinery, artwork, furnishings supplies (including, without limitation, fuel in tanks) and other tangible personal property attached to, appurtenant to, located in and/or used in connection with the ownership or operation of the Improvements, including, without limitation, racks for servers, but specifically excluding (i) any items of personal property owned by Tenants (other than Hines TRS) of the Improvements, and (ii) any items of personal property owned by third parties and leased to Seller.
“Property” has the meaning ascribed to such term in Section 2.1.
“Property Approval Period” shall have the meaning ascribed to such term in Section 5.4.
“Proration Items” has the meaning ascribed to such term in Section 10.4(a).
“PTR” has the meaning ascribed to such term in Section 6.2(a).
“Purchase Price” has the meaning ascribed to such term in Section 3.1.
“Purchaser” has the meaning ascribed to such term in the opening paragraph of this Agreement.
“Purchaser’s Representatives” shall mean Alexander Fraser, Michael Wong and Patrick Lawler.
“RCRA” means the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as amended by the Hazardous and Solid Wastes Amendments of 1984, and as further amended.
“Real Property” means those certain parcels of or interests in the real property located at 100 and 140 Fourth Avenue North, Seattle, Washington, as more particularly described on Exhibit A attached hereto, together with all of Seller’s right, title and interest, if any, in and to the appurtenances pertaining thereto, including but not limited to Seller’s right, title and interest in and to the streets, alleys and right-of-ways which abut such real property, and any easement rights, air rights, subsurface rights, development rights and water rights appurtenant to such real property.
“Rent Roll” has the meaning ascribed to such term in Section 5.2(a).
“Rentals” has the meaning ascribed to such term in Section 10.4(b), and some may be “Delinquent” in accordance with the meaning ascribed to such term in Section 10.4(b).
“Reporting Person” has the meaning ascribed to such term in Section 4.10(a).

“Seller” has the meaning ascribed to such term in the opening paragraph of this Agreement.
“Seller Certificate” has the meaning ascribed to such term in Section 7.2(b).
“Seller Released Parties” has the meaning ascribed to such term in Section 5.6(a).
“Seller’s Response” has the meaning ascribed to such term in Section 6.2(a).
“Service Contracts” means all service agreements, maintenance contracts, equipment leasing agreements, warranties, guarantees, bonds, leasing agreements and other contracts for the provision of labor, services, materials or supplies relating to the Real Property, Improvements or Personal Property, together with all renewals, supplements, amendments and modifications thereof, and any new such agreements and any supplements, amendments or modifications to any new or existing such agreements entered into after the Effective Date, to the extent permitted by Section 7.1(e).
“Significant Portion” means (A) human error or other circumstances (i) which would allow a Tenant(s) of the Property paying six hundred thousand dollars ($600,000) or more in gross rent per year, in the aggregate, to terminate its Tenant Lease(s), or (ii) which would allow a Tenant(s) of the Property an abatement, or credit against rent, or other amounts payable under its Tenant Lease(s) in excess of three million dollars ($3,000,000) in the aggregate, or (B) damage by fire or other casualty (or loss of value due to condemnation or eminent domain proceedings) to the Real Property and Improvements or a portion thereof (i) requiring repair costs (or resulting in a loss of value) in excess of an amount equal to six million three hundred thousand dollars ($6,300,000), or (ii) which would allow a Tenant(s) of the Property paying six hundred thousand dollars ($600,000) or more in gross rent per year, in the aggregate, to terminate its Tenant Lease(s), or (iii) which would allow a Tenant(s) of the Property an abatement of, or credit against, rent or other amounts payable under its Tenant Lease(s) in excess of three million dollars ($3,000,000) in the aggregate.
“Tenant Deposits” means all security deposits, paid or deposited by the Tenants to Seller, as landlord, or any other person on Seller’s behalf pursuant to the Tenant Leases, which have not been applied prior to the Contingency Date (or with Purchaser’s consent (in its sole discretion) after the Contingency Date) to obligations under Tenant Leases (together with any interest which has accrued thereon, but only to the extent such interest has accrued for the account of the respective Tenants). “Tenant Deposits” shall also include all non-cash security deposits, such as letters of credit. Seller shall provide Purchaser notice of Seller’s election to apply any such security deposit at least five (5) Business Days prior to such application by Seller.
“Tenant Leases” means the following pertaining to the Improvements: (i) any and all written leases, rental agreements, occupancy agreements and license agreements, including any agreement related to leasing or license of conduit to the Tenants (and any and all written renewals, amendments, modifications and supplements thereto) to which Seller is a party and guaranties thereof entered into on or prior to the Effective Date for space in the Real Property and/or the Improvements, (ii) any and all new written leases, rental agreements, occupancy agreements and license agreements for space in the Real Property and/or the Improvements entered into after the Effective Date and prior to the Closing Date and guaranties thereof, and (iii) any and all new written renewals, amendments, modifications and supplements to any of the foregoing entered into after the Effective Date and prior to the Closing Date, and, as to (ii) and (iii) only, to the extent the same are entered into by Seller in accordance with the terms of Section 7.1(d) or are otherwise approved by Purchaser pursuant to Section 7.1(d) to the extent such approval is required under Section 7.1(d). Other than with respect to the Hines TRS Lease (as defined below), Tenant Leases will not include subleases, franchise agreements, licenses or other agreements entered into by Tenants which, by their nature, are subject to Tenant Leases. Tenant Leases shall include that certain Lease dated as of December 15, 2011 between Seller and Hines Global REIT 100/140 Fourth Ave Services, Inc. (“Hines TRS”), as amended by First Amendment dated August 1, 2016, for approximately 1,477 rentable square feet in the Improvements (as amended, the “Hines TRS Lease”), the Tenant’s interest in which Seller shall cause Hines TRS to assign to Purchaser’s designee on the Closing Date pursuant to the Hines TRS General Assignment attached as Exhibit R hereto (the “Hines TRS General Assignment”).
“Tenant Notice Letters” has the meaning ascribed to such term in Section 10.7.
“Tenants” means all persons or entities leasing, renting or occupying space within the Improvements pursuant to the Tenant Leases, but expressly excludes any subtenants, licensees, concessionaires, franchisees or other persons or entities whose occupancy is derived through Tenants other than Hines TRS.
“Termination Notice” has the meaning ascribed to such term in Section 6.2.
“Termination Surviving Obligations” means the rights, liabilities and obligations set forth in Sections 4.6, 4.7, 5.2, 5.3, 5.4, 5.5, 5.6, 7.3, 11.1, 12.1, and Articles XIII, XIV, XV and XVII.
“Title Company” means First American Title Company, at its offices located at 601 Travis, Suite 1875, Houston, Texas 77002, Attn: Elvira Fuentes, Telephone No.: 800-683-5552, Facsimile No.: 866-899-6403, Email: efuentes@firstam.com.
“Title Notice” has the meaning ascribed to such term in Section 6.2(a).
“Title Notice Date” has the meaning ascribed to such term in Section 6.2(a).
“Title Policy” has the meaning ascribed to such term in Section 6.3.
“To Seller’s Knowledge” and similar terms means the present actual (as opposed to constructive or imputed) knowledge solely of Ken Jett, Ty Bennion, Andy Albrecht and Ted Campbell, without any independent investigation or inquiry whatsoever. Such individuals are named in this Agreement solely for the purpose of establishing the scope of Seller’s knowledge. Such individuals shall not be deemed to be parties to this Agreement nor to have made any representations or warranties hereunder, and no recourse shall be had to such individuals for any of Seller’s representations and warranties hereunder (and Purchaser hereby waives any liability of or recourse against such individuals). Seller represents and warrants that the Seller’s representatives named herein are the persons within Seller’s organization responsible for the management and operation of the Property and the persons most likely to have knowledge of material matters affecting the Property.
“Updated Survey” has the meaning ascribed to such term in Section 6.1.
Section 1.2    References; Exhibits and Schedules. Except as otherwise specifically indicated, all references in this Agreement to Articles or Sections refer to Articles or Sections of this Agreement, and all references to Exhibits or Schedules refer to Exhibits or

Schedules attached hereto, all of which Exhibits and Schedules are incorporated into, and made a part of, this Agreement by reference. The words “herein,” “hereof,” “hereinafter” and words and phrases of similar import refer to this Agreement as a whole and not to any particular Section or Article.
ARTICLE II
AGREEMENT OF PURCHASE AND SALE
Section 2.1    Agreement. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, convey and assign to Purchaser, and Purchaser hereby agrees to purchase and accept from Seller, on the Closing Date, the Real Property, together with: (a) the Improvements; (b) all of Seller’s right, title and interest in and to the Personal Property; (c) all of Seller’s right, title and interest in and to the Tenant Leases and, subject to the terms of the respective applicable Tenant Leases and Section 10.3(f), the Tenant Deposits (if any); (d) all of Seller’s right, title and interest in and to the Service Contracts which Purchaser elects to assume, (e) all of Seller’s right, title and interest in and to the Licenses and Permits; (f) all of Seller’s right, title and interest in and to the Intangible Personal Property (collectively with the Real Property, the “Property”); and (g) all of Hines TRS’ right, title and interest in the Hines TRS Agreements (including the Hines TRS Lease) and the other agreements and matters described in the Hines TRS General Assignment.
Section 2.2    Indivisible Economic Package. Purchaser has no right to purchase, and Seller has no obligation to sell, less than all of the Property, it being the express agreement and understanding of Purchaser and Seller that, as a material inducement to Seller and Purchaser to enter into this Agreement, Purchaser has agreed to purchase, and Seller has agreed to sell, all of the Property, subject to and in accordance with the terms and conditions hereof.
ARTICLE III
CONSIDERATION
Section 3.1    Purchase Price. The purchase price for the Property (the “Purchase Price”) will be $276,000,000 in lawful currency of the United States of America, payable as provided in Section 3.3.
Section 3.2    Assumption of Obligations. As additional consideration for the purchase and sale of the Property, Purchaser assumes and agrees to perform or pay, as applicable, (i) all of the covenants and obligations of Seller or Seller’s predecessor in title in the Tenant Leases, Service Contracts which Purchaser elects to assume and Licenses and Permits assigned to Purchaser and which are to be performed on or subsequent to the Closing Date, (ii) all of the covenants and obligations of Seller under the Tenant Leases, Service Contracts which Purchaser elects to assume and the Licenses and Permits assigned to Purchaser and relating to the physical or environmental condition of the Property, regardless of whether such obligations arise before or after the Closing Date (provided, this clause (ii) shall not limit Seller’s representations, warranties and covenants expressly set forth in this Agreement, as limited by Section 16.1 of this Agreement), and (iii) the Leasing Costs, if any, for which Purchaser is responsible under Section 10.4(e) below.
Section 3.3    Method of Payment of Purchase Price. No later than 1:00 p.m. Pacific time on the Closing Date, Purchaser will deposit in escrow with the Title Company the Purchase Price (subject to adjustments described in Section 10.4 and any credit for the Earnest

Money Deposit being applied to the Purchase Price), together with all other costs and amounts to be paid by Purchaser at Closing pursuant to the terms of this Agreement, by Federal Reserve wire transfer of immediately available funds to an account to be designated by the Title Company. No later than 2:00 p.m. Pacific time on the Closing Date: (a) Purchaser will cause the Title Company to (i) pay to Seller by Federal Reserve wire transfer of immediately available federal funds to an account to be designated by Seller, the Purchase Price (subject to adjustments described in Section 10.4 and any credit for the Earnest Money Deposit being applied to the Purchase Price), less any costs or other amounts to be paid by Seller at Closing pursuant to the terms of this Agreement, and (ii) pay to all appropriate payees the other costs and amounts to be paid by Purchaser at Closing pursuant to the terms of this Agreement, and (b) Seller will direct the Title Company to pay to the appropriate payees out of the proceeds of Closing payable to Seller, all costs and amounts to be paid by Seller at Closing pursuant to the terms of this Agreement.
ARTICLE IV
EARNEST MONEY DEPOSIT AND ESCROW INSTRUCTIONS
Section 4.1    Earnest Money Deposit. Within three (3) Business Days after the Effective Date, Purchaser shall deposit with the Title Company, in immediately available federal funds, the sum of $3,000,000 (the “Initial Earnest Money Deposit”), which will be held in escrow by the Title Company pursuant to the terms of this Agreement. Provided that this Agreement remains in full force and effect, within two (2) Business Days after the Contingency Date, Purchaser shall deposit an additional amount of $9,000,000 (the “Additional Earnest Money Deposit” and together with the Initial Earnest Money Deposit, the “Earnest Money Deposit”) with the Title Company. If Purchaser fails to deposit the Initial Earnest Money Deposit or the Additional Earnest Money Deposit within the time periods described above, this Agreement shall automatically terminate.
Section 4.2    Independent Consideration. Upon the execution hereof, Purchaser shall pay to Seller One Hundred Dollars ($100) as independent consideration (the “Independent Consideration”) for Purchaser’s right to purchase the Property and Seller’s execution, delivery, and performance of this Agreement. Notwithstanding anything to the contrary contained herein (including any reference to the return of the Earnest Money Deposit to Purchaser), Seller shall, in all events, retain the Independent Consideration, but the Independent Consideration shall be applied as a credit against the Purchase Price at the Closing. Purchaser and Seller hereby acknowledge and agree that the Independent Consideration constitutes adequate and sufficient consideration for Purchaser’s right to purchase the Property and Seller’s execution, delivery, and performance of this Agreement, and that the loss of Purchaser’s ability to use the funds constituting the Earnest Money Deposit as provided in this Agreement constitutes further consideration therefor.
Section 4.3    Escrow Instructions. Article IV of this Agreement constitutes the escrow instructions of Seller and Purchaser to the Title Company with regard to the Earnest Money Deposit and the Closing (the “Escrow Instructions”). By its execution of the joinder attached hereto, the Title Company agrees to be bound by the provisions of this Article IV. If the Title Company requires additional reasonable instructions, the parties agree to make such reasonable additions to the Escrow Instructions as Purchaser and Seller hereafter mutually approve in writing and which do not substantially alter this Agreement or its intent. In the event of any conflict between this Agreement and such additional escrow instructions, this Agreement will control.

Section 4.4    Documents Deposited into Escrow. On or before the Deposit Time (except as to item (a) which shall be delivered in accordance with Section 3.3), (a) Purchaser will cause the difference between the Purchase Price and the Earnest Money Deposit and interest thereon (subject to the prorations provided for in Section 10.4 and with the addition of all Closing costs to be paid by Purchaser) to be transferred to the Title Company’s escrow account, in accordance with the timing and other requirements of Section 3.3, (b) Purchaser will deliver in escrow to the Title Company the documents described in Section 10.2, and (c) Seller will deliver in escrow to the Title Company the documents described in Section 10.3.
Section 4.5    Close of Escrow. When Purchaser and Seller have delivered the documents required by Section 4.4, the Title Company will:
(a)    If applicable and when required, file with the Internal Revenue Service (with copies to Purchaser and Seller) the reporting statement required under Section 6045(e) of the Internal Revenue Code and Section 4.10;
(b)    Insert the applicable Closing Date as the date of any document delivered to the Title Company undated, and assemble counterparts into single instruments;
(c)    Disburse to Seller, by wire transfer to Seller of immediately available federal funds, in accordance with wiring instructions to be obtained by the Title Company from Seller, all sums to be received by Seller from Purchaser at the Closing, consisting of the Purchase Price as adjusted in accordance with the provisions of this Agreement;
(d)    Deliver the Deed to Purchaser by agreeing to cause the same to be recorded in the Official Records and agreeing to obtain conformed copies of the recorded Deed for delivery to Purchaser and to Seller following recording;
(e)    Issue to Purchaser the Title Policy required by Section 6.3 of this Agreement;
(f)    Deliver to Seller, in addition to Seller’s Closing proceeds, all documents deposited with the Title Company for delivery to Seller at the Closing; and
(g)    Deliver to Purchaser (i) all documents deposited with the Title Company for delivery to Purchaser at the Closing and (ii) any funds deposited by Purchaser in excess of the amount required to be paid by Purchaser pursuant to this Agreement.
Section 4.6    Termination Notices. If at any time prior to the expiration of the Property Approval Period, the Title Company receives a notice from Purchaser that Purchaser has exercised its termination right under Section 5.4, or if Purchaser does not timely deliver its Approval Notice under Section 5.4, the Title Company, within two (2) Business Days after the receipt of such notice or after the Contingency Date, as applicable, will deliver the Earnest Money Deposit to Purchaser. If at any time, except as provided in the preceding sentence, the Title Company receives a certificate of either Seller or of Purchaser (for purposes of this Section 4.6, the “Certifying Party”) stating that: (a) the Certifying Party is entitled to receive the Earnest Money Deposit pursuant to the terms of this Agreement, and (b) a copy of the certificate was delivered as provided herein to the other party (for purposes of this Section 4.6, the “Other Party”) prior to or contemporaneously with the giving of such certificate to the Title Company, then, unless the Title Company has then previously received, or receives within five (5) Business Days after receipt of the Certifying Party’s certificate, contrary instructions from the Other Party, the Title Company, within one (1) Business Day after the expiration of the foregoing five (5) Business Day period, will deliver the Earnest Money Deposit to the Certifying Party, and thereupon the Title Company will be discharged and released from any and all liability hereunder. If the Title Company receives contrary instructions from the Other Party within five (5) Business Days following the Title Company’s receipt of said certificate, the Title Company will not so deliver the Earnest Money Deposit, but will continue to hold the same pursuant hereto, subject to Section 4.7.
Section 4.7    Conflicting Demands on Title Company. In the event conflicting demands are made or notices served upon Title Company with respect to this Agreement, or if there is uncertainty as to the meaning or applicability of the terms of this Agreement or the Escrow Instructions, Purchaser and Seller expressly agree that the Title Company will be entitled to file a suit in interpleader and to obtain an order from the court requiring Purchaser and Seller to interplead and litigate their several claims and rights among themselves. Upon the filing of the action in interpleader and the deposit of the Earnest Money Deposit into the registry of the court, the Title Company will be fully released and discharged from any further obligations imposed upon it by this Agreement after such deposit.
Section 4.8    Maintenance of Confidentiality by Title Company. Except as may otherwise be required by law or by this Agreement, the Title Company will maintain in strict confidence and not disclose to anyone the existence of this Agreement, the identity of the parties hereto, the amount of the Purchase Price, the provisions of this Agreement or any other information concerning the transactions contemplated hereby, without the prior written consent of Purchaser and Seller in each instance.
Section 4.9    Investment of Earnest Money Deposit. Title Company will invest and reinvest the Earnest Money Deposit, at the instruction and sole election of Purchaser, only in (a) bonds, notes, Treasury bills or other securities constituting direct obligations of, or guaranteed by the full faith and credit of, the United States of America, and in no event maturing beyond the Closing Date, or (b) an interest-bearing account at a commercial bank mutually acceptable to Seller, Purchaser and Title Company. The investment of the Earnest Money Deposit will be at the sole risk of Purchaser and no loss on any investment will relieve Purchaser of its obligations to pay to Seller as liquidated damages the original amount of the Earnest Money Deposit as provided in Article XIII, or of its obligation to pay the Purchase Price. All interest earned on the Earnest Money Deposit will be the property of Purchaser and will be reported to the Internal Revenue Service as income until such time as Seller is entitled to the Earnest Money Deposit pursuant to this Agreement. Purchaser will provide the Title Company with a taxpayer identification number and will pay all income taxes due by reason of interest accrued on the Earnest Money Deposit.
Section 4.10    Designation of Reporting Person. In order to assure compliance with the requirements of Section 6045 of the Internal Revenue Code of 1986, as amended (for purposes of this Section 4.10, the “Code”), and any related reporting requirements of the Code, the parties hereto agree as follows:
(a)    The Title Company (for purposes of this Section 4.10, the “Reporting Person”), by its execution hereof, hereby assumes all responsibilities for information reporting required under Section 6045(e) of the Code.

(b)    Seller and Purchaser each hereby agree:
(i)    to provide to the Reporting Person all information and certifications regarding such party, as reasonably requested by the Reporting Person or otherwise required to be provided by a party to the transaction described herein under Section 6045 of the Code; and
(ii)    to provide to the Reporting Person such party’s taxpayer identification number and a statement (on Internal Revenue Service Form W-9 or an acceptable substitute form, or on any other form the applicable current or future Code sections and regulations might require and/or any form requested by the Reporting Person), signed under penalties of perjury, stating that the taxpayer identification number supplied by such party to the Reporting Person is correct.
(c)    Each party hereto agrees to retain this Agreement for not less than four (4) years from the end of the calendar year in which Closing occurred, and to produce it to the Internal Revenue Service upon a valid request therefor.
(d)    The addresses for Seller and Purchaser are as set forth in Section 14.1 hereof, and the real estate subject to the transfer provided for in this Agreement is described in Exhibit A.
ARTICLE V
INSPECTION OF PROPERTY
Section 5.1    Entry and Inspection.
(a)    From the Effective Date until Closing, Purchaser and its prospective lenders and their respective agents, representatives, contractors and consultants shall have the right to inspect and investigate the Property and shall conduct such tests, evaluations and assessments of the Property as Purchaser deems necessary, appropriate or prudent in any respect and for all purposes in connection with Purchaser’s acquisition of the Property and the consummation of the transaction contemplated by this Agreement. Subject to the provisions of this Section 5.1 and subject to the obligations set forth in Section 5.3 below, Seller will permit Purchaser and its authorized agents and representatives (collectively, the “Licensee Parties”) the right to enter upon the Real Property and Improvements at all reasonable times, during normal business hours, to perform inspections of the Property and communicate with Tenants and service providers; provided, however, Purchaser shall not have the right to communicate with Tenants unless interviews and communications are coordinated through Seller and Seller shall have the right to participate in any such communications. Purchaser will provide to Seller written notice of the intention of Purchaser or the other Licensee Parties to enter the Real Property or Improvements at least twenty-four (24) hours prior to such intended entry and specify the intended purpose therefor and the inspections and examinations contemplated to be made. At Seller’s option, Seller may be present for any such entry, inspection and communication with any Tenants and service providers. Purchaser shall have the right to conduct a Phase I Environmental Assessment to the extent the same is to be completed by a reputable, bonded and insured consultant licensed in the State in which the Real Property is located carrying the insurance required under Section 5.3 below; provided, however, that no physical or invasive testing or sampling shall be conducted during any such entry by Purchaser or any Licensee Party upon the Real Property without Seller’s specific prior written consent, which consent may be withheld, delayed or conditioned in Seller’s sole and absolute discretion; and provided, further, that prior to giving any such approval, Seller shall be provided with a written sampling plan in reasonable detail in order to allow Seller a reasonable opportunity to evaluate such proposal. If Purchaser or the other Licensee Parties undertake any borings or other disturbances of the soil, the soil shall be recompacted to substantially its condition as existed immediately before any such borings or other disturbances were undertaken.
(b)    Subject to the obligations set forth in Section 5.3 below, the Licensee Parties shall have the right to communicate directly with the Authorities for any good faith reasonable purpose in connection with this transaction contemplated by this Agreement (so long such communications can be conducted without disclosing that a sale of the Property is contemplated); provided, however, Purchaser, except with respect to routine requests for information, shall provide Seller at least twenty-four (24) hours prior written notice of Purchaser’s intention to communicate with any Authorities and Seller shall have the right to participate in any such communications.
Section 5.2    Document Review.
(a)    Seller shall make available, either via electronic virtual data room, by delivery of materials to Purchaser’s representatives, by access to the Title Company’s data room, or by being made available at the office of the Property’s property manager provided the same cannot reasonably be placed in Seller’s electronic virtual data room and Seller identifies the same as available only in the office of the Property’s property manager in a notice delivered to Purchaser prior to the Effective Date, the following, to Purchaser and its authorized agents or representatives for review, inspection, examination, analysis and verification: (i) all existing environmental reports and studies of the Property issued on behalf of Seller; (ii) assessments (special or otherwise), ad valorem and personal property tax bills, covering the three (3) years preceding the Effective Date; (iii) Seller’s most currently available rent roll (the “Rent Roll”); (iv) Operating Statements and rent rolls for the stub period of the current calendar year plus the prior two calendar years; (v) copies of Tenant Leases, Service Contracts, and Licenses and Permits; (vi) a current inventory of the Personal Property; (vii) to the extent in Seller’s possession or control, engineering, mechanical and other drawings, blueprints and specifications and similar documentation relating to the Property; and (viii) to the extent in Seller’s possession or control, all those other documents and materials described on Exhibit N (collectively, the “Documents”). Purchaser acknowledges that it has received copies of all the Tenant Leases listed on Exhibit F, and the Service Contracts listed on Exhibit B. Subject to the limitations set forth in the next sentence and Section 5.2(b), Seller shall reasonably cooperate with Purchaser to provide additional documents or information regarding the Property reasonably requested by Purchaser or Purchaser’s prospective lenders. “Documents” shall not include (and Seller shall have no obligation to provide written materials requested by Purchaser or its lender that constitute) (1) any document or correspondence which would be subject to the attorney-client privilege; (2) any document or item which Seller is contractually or otherwise bound to keep confidential; (3) any documents pertaining to the marketing of the Property for sale to prospective purchasers, including any separate agreements with Broker; (4) any internal memoranda, reports or assessments of Seller or Seller’s Affiliates to the extent relating to Seller’s valuation of the Property; (5) any appraisals of the Property, whether prepared internally by Seller or Seller’s Affiliates or externally; or (6) any materials projecting or relating to the future performance of the Property.
(b)    Purchaser acknowledges that any and all of the Documents may be proprietary and confidential in nature and shall be made available to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Property. Prior to Closing, Purchaser agrees not to disclose the contents of the Documents, or any of the provisions, terms or conditions contained therein, to any party outside of Purchaser’s organization other than its attorneys, partners, accountants, consultants, advisors, affiliates, affiliated funds, officers, directors, current and prospective lenders and investors (collectively, for purposes of this Section 5.2(b), the “Permitted Outside Parties”). Purchaser further acknowledges that the Documents and other information relating to the leasing arrangements between Seller and the Tenants or prospective tenants are proprietary and confidential in nature. Prior to Closing, Purchaser agrees not to divulge the contents of such Documents and other information except in strict accordance with the confidentiality standards set forth in this Section 5.2 and Section 12.1. In permitting Purchaser and the Permitted Outside Parties to review the Documents or information to assist Purchaser, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created by Seller and any such claims are expressly rejected by Seller and waived by Purchaser and the Permitted Outside Parties, for whom, by its execution of this Agreement, Purchaser is acting as an agent with regard to such waiver. Nothing contained in this Section 5.2(b) will preclude or limit either party to this Agreement from disclosing or accessing any information otherwise deemed confidential under this Section 5.2(b) in connection with that party’s enforcement of its rights following a disagreement hereunder, or in response to a request or requirement by law, regulatory authority, the rules of any national securities exchange or other applicable judicial or governmental order, or otherwise are legally compelled (e.g., by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction or any filings with governmental authorities required by reason of the transactions provided for herein pursuant to an opinion of counsel; provided, however, in the event such disclosure is required or requested pursuant to a subpoena or court order, the applicable party shall promptly notify the other party thereof to the extent not prohibited by law or an authority so that the other party may seek a protective order, waive compliance with this Section 5.2(b), and/or take any other action mutually agreed upon by the parties and disclosure of information by Purchaser shall not be prohibited if that disclosure is of information that (i) is or becomes a matter of public record or public knowledge from sources other than Purchaser or its agents, employees, contractors, consultants or attorneys in violation of the terms of this Agreement, (ii) is or becomes available to Purchaser on a non-confidential basis from a source other than Seller or its advisors, provided that, to Purchaser’s knowledge, such source was not prohibited from disclosing such information to Purchaser by a legal, contractual or fiduciary obligation owed to Seller; (iii) is already in Purchaser’s possession (other than information furnished by or on behalf of Seller) prior to the Effective Date; or (iv) is or becomes independently developed by Purchaser or any Permitted Outside Party without use of or reference to the Documents.
(c)    Purchaser shall promptly destroy all copies Purchaser has made (and computer files of same) of any Documents containing confidential information before or after the execution of this Agreement, not later than ten (10) Business Days following the time this Agreement is terminated for any reason, and provide Seller with a certified notice of the completion of such destruction. Notwithstanding anything to the contrary in this Agreement, Purchaser and the Permitted Outside Parties may retain information: (a) stored in standard archival or computer back-up systems or retained pursuant to such person’s normal document retention practices, for litigation and regulatory purposes or to the extent required by law, and/or (b) pursuant to their professional accounting obligations or bona fide document retention policy requirements.
(d)    Purchaser acknowledges that some of the Documents may have been prepared by third parties and may have been prepared prior to Seller’s ownership of the Property. Purchaser hereby acknowledges that, except as expressly provided in Sections 8.1 and 11.1, Seller has not made and does not make any representation or warranty regarding the truth, accuracy or completeness of the Documents or the sources thereof (whether prepared by Seller, Seller’s Affiliates or any other person or entity), and Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Documents and is providing the Documents solely as an accommodation to Purchaser.
(e)    Notwithstanding any provision of this Agreement to the contrary, no termination of this Agreement will terminate Purchaser’s obligations pursuant to this Section 5.2; however, this Section 5.2 shall not survive and be binding upon Purchaser following the earlier to occur of the Closing or that date which occurs twenty-four (24) months after the Effective Date.
Section 5.3    Entry and Inspection Obligations.
(a)    Purchaser agrees that in entering upon and inspecting or examining the Property and communicating with any Tenants, Purchaser and the other Licensee Parties will take all reasonable steps necessary to not: disturb the Tenants or interfere with their use of the Property pursuant to their respective Tenant Leases; interfere with the operation and maintenance of the Property; damage any part of the Property or any personal property owned or held by any Tenant or any other person or entity; injure or otherwise cause bodily harm to Seller or any Tenant, or to any of their respective agents, guests, invitees, contractors and employees, or to any other person or entity; permit any liens to attach to the Property by reason of the exercise of Purchaser’s rights under this Article V; communicate with the Tenants or service providers except in accordance with this Article V; or prior to Closing, reveal or disclose any information obtained concerning the Property and the Documents to anyone outside Purchaser’s organization and the Permitted Outside Parties, except in accordance with the confidentiality standards set forth in Section 5.2. Purchaser will: (i) maintain and cause those entering the Property to maintain commercial general liability (occurrence) insurance in an amount not less than Two Million and No/100 Dollars ($2,000,000.00) covering any accident arising in connection with the presence or activities of Purchaser or the other Licensee Parties on the Property, and deliver to Seller a certificate of insurance verifying such coverage and Seller and its property manager (Hines Interests Limited Partnership) being named as an additional insured on such coverage prior to entry upon the Property; (ii) promptly pay when due the costs of all inspections, entries, samplings and tests conducted by Purchaser and/or any Licensee Parties and examinations done with regard to the Property; and (iii) promptly restore the Property to substantially its condition as existed immediately prior to any such inspection, investigations, examinations, entries, samplings and tests.
(b)    Purchaser hereby indemnifies, defends and holds Seller and its members, partners, agents, officers, directors, employees, successors, assigns and Affiliates harmless from and against any and all liens, claims, causes of action, damages, liabilities, demands, suits, and obligations, together with all losses, penalties, actual out-of-pocket costs and expenses relating to any of the foregoing (including but not limited to court costs and reasonable attorneys’ fees) arising out of any inspections, investigations, examinations, entries, samplings or tests conducted by Purchaser or any Licensee Party, whether prior to or after the date hereof, with respect to the Property or any violation of the provisions of this Section 5.3; except to the extent arising due to the negligence or willful misconduct of Seller or Seller’s Affiliates, or their respective members, partners, agents, officers, directors, employees, successors, assigns; provided that the foregoing indemnity shall not apply to any claims, damages or other costs arising by virtue of the mere discovery of any pre-existing condition at the Property in connection with any inspections, investigations, examinations, entries, samplings or tests conducted by Purchaser or any Licensee Party, but only to the extent such parties do not intentionally exacerbate such pre-existing condition.

(c)    Notwithstanding any provision of this Agreement to the contrary, neither the Closing nor a termination of this Agreement will terminate Purchaser’s obligations pursuant to this Section 5.3, which shall survive Closing or termination.
Section 5.4    Property Approval Period. Between the Effective Date and 5:00 p.m. (Pacific time) on the Contingency Date (the “Property Approval Period”) and continuing thereafter, Purchaser shall have the right to review and investigate the Property and the items set forth in Sections 5.1 and 5.2 above (collectively, the “Due Diligence Items”). Purchaser, in Purchaser’s sole and absolute discretion, may determine whether or not the Property is acceptable to Purchaser within the Property Approval Period. If Purchaser determines to proceed with the purchase of the Property in accordance with this Agreement, then Purchaser shall, prior to 5:00 p.m. (Pacific time) on the Contingency Date, notify Seller in writing (an “Approval Notice”) that Purchaser has approved the Property and all Due Diligence Items, which determination shall be made by Purchaser in its sole and absolute discretion. If Purchaser fails to timely deliver an Approval Notice pursuant to the foregoing, the Easement Money Deposit thereupon shall be returned to Purchaser (and Seller shall have no right to object to such return) and this Agreement shall automatically terminate and the Earnest Money Deposit shall thereupon be returned to Purchaser. Purchaser shall pay any cancellation fees or charges of Title Company, and except for Purchaser’s and Seller’s indemnity and confidentiality obligations under this Agreement which expressly survive termination of this Agreement, the parties shall have no further rights or obligations to one another under this Agreement.
Section 5.5    Sale “As Is”. THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT HAS BEEN NEGOTIATED BETWEEN SELLER AND PURCHASER, THIS AGREEMENT REFLECTS THE MUTUAL AGREEMENT OF SELLER AND PURCHASER, AND PURCHASER HAS CONDUCTED (OR WILL CONDUCT PRIOR TO THE EXPIRATION OF THE PROPERTY APPROVAL PERIOD) ITS OWN INDEPENDENT EXAMINATION OF THE PROPERTY. OTHER THAN ANY SPECIFIC MATTERS REPRESENTED IN SECTIONS 8.1 AND 11.1 HEREOF (AS MAY BE LIMITED HEREIN, INCLUDING BY SECTION 16.1 OF THIS AGREEMENT), PURCHASER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER OR ANY OF SELLER’S AFFILIATES, AGENTS OR REPRESENTATIVES, AND PURCHASER HEREBY ACKNOWLEDGES THAT NO SUCH REPRESENTATIONS OR WARRANTIES HAVE BEEN MADE. SELLER SPECIFICALLY DISCLAIMS, AND NEITHER SELLER NOR ANY OF SELLER’S AFFILIATES NOR ANY OTHER PERSON IS MAKING, ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER TO PURCHASER AND, EXCEPT AS SET FORTH IN SECTIONS 8.1 AND 11.1 HEREOF, NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY SELLER OR RELIED UPON BY PURCHASER WITH RESPECT TO THE STATUS OF TITLE TO OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE PROPERTY, OR ANY PORTION THEREOF, INCLUDING BUT NOT LIMITED TO (A) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (B) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (C) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (D) ANY RIGHTS OF PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (E) ANY CLAIM BY PURCHASER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN, OR UNKNOWN, OR LATENT, WITH RESPECT TO ANY

REAL PROPERTY, IMPROVEMENTS OR THE PERSONAL PROPERTY, (F) THE FINANCIAL CONDITION OR PROSPECTS OF THE PROPERTY OR THE TENANTS AND (G) THE COMPLIANCE OR LACK THEREOF OF ANY REAL PROPERTY OR THE IMPROVEMENTS WITH GOVERNMENTAL REGULATIONS, IT BEING THE EXPRESS INTENTION OF SELLER AND PURCHASER THAT, EXCEPT AS EXPRESSLY SET FORTH TO THE CONTRARY IN SECTIONS 8.1 AND 11.1 HEREOF (AS LIMITED BY SECTION 16.1 OF THIS AGREEMENT), THE PROPERTY WILL BE CONVEYED AND TRANSFERRED TO PURCHASER IN ITS PRESENT CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS”, WITH ALL FAULTS. Purchaser represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate, and that, except as set forth in Sections 8.1 and 11.1, as limited by Section 16.1 of this Agreement, it is relying solely on its own expertise and that of Purchaser’s consultants in purchasing the Property. Upon expiration of the Property Approval Period, Purchaser shall be deemed to have conducted such inspections, investigations and other independent examinations of the Property and related matters as Purchaser deems necessary, including but not limited to the physical and environmental conditions thereof, and will rely upon same and not upon any statements of Seller (excluding the limited specific matters represented by Seller in Sections 8.1 and 11.1, as limited by Section 16.1 of this Agreement) or of any Affiliate, officer, director, employee, agent or attorney of Seller. Purchaser acknowledges that all information obtained by Purchaser was obtained from a variety of sources and, except as set forth in Sections 8.1 and 11.1, as limited by Section 16.1 of this Agreement, Seller will not be deemed to have represented or warranted the completeness, truth or accuracy of any of the Documents or other such information heretofore or hereafter furnished to Purchaser. Upon Closing, except for the limited specific matters represented by Seller in Sections 8.1 and 11.1, as limited by Section 16.1 of this Agreement, Purchaser will assume the risk that adverse matters, including, but not limited to, adverse physical and environmental conditions, may not have been revealed by Purchaser’s inspections and investigations. Purchaser further hereby assumes the risk of changes in applicable Environmental Laws relating to past, present and future environmental health conditions on, or resulting from the ownership or operation of, the Property. Except for the limited specific matters represented by Seller in Sections 8.1 and 11.1, as limited by Section 16.1 of this Agreement, Purchaser acknowledges and agrees that upon Closing, Seller will sell and convey to Purchaser, and Purchaser will accept the Property, “AS IS, WHERE IS,” with all faults. Purchaser further acknowledges and agrees that there are no oral agreements, warranties or representations, collateral to or affecting the Property, by Seller, an Affiliate of Seller, any agent of Seller or any third party. Seller is not liable or bound in any manner by any oral or written statements, representations or information pertaining to the Property furnished by any real estate broker, agent, employee, servant or other person, unless the same are specifically set forth or referred to herein. Purchaser acknowledges that the Purchase Price reflects the “AS IS, WHERE IS” nature of this sale and any faults, liabilities, defects or other adverse matters that may be associated with the Property. Purchaser, with Purchaser’s counsel, has fully reviewed the disclaimers and waivers set forth in this Agreement, and understands the significance and effect thereof. Purchaser acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement, and that Seller would not have agreed to sell the Property to Purchaser for the Purchase Price without the disclaimer and other agreements set forth in this Agreement. The terms and conditions of this Section 5.5 will expressly survive the Closing and will not merge with the provisions of any closing documents.

Section 5.6    Purchaser’s Release of Seller.
(a)    Seller Released From Liability. Effective as of the Closing, except as otherwise provide in this Agreement, Purchaser, on behalf of itself and its partners, officers, directors, agents, controlling persons and Affiliates, hereby releases Seller and Seller’s Affiliates and their respective partners, members, owners, officers, directors, agents, representatives and controlling persons (collectively, the “Seller Released Parties”) from any and all liability, responsibility, penalties, fines, suits, demands, actions, losses, damages, expenses, causes of action, proceedings, judgments, executions, costs of any kind or nature whatsoever and claims (collectively, “Claims”) arising out of or related to any matter or any nature relating to the Property or its physical condition (including, without limitation, the presence in the soil, soil gas, air, structures and surface and subsurface waters, of any Hazardous Substances or any chemical, material or substance that may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and/or that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines, any latent or patent construction defects, errors or omissions, compliance with law matters, any statutory or common law right Purchaser may have for property damage Claims, bodily injury Claims, contribution or cost recovery Claims or any other Claims under Environmental Laws and/or to receive disclosures from Seller, including, without limitation, any disclosures as to the Property’s location within areas designated as subject to flooding, fire, seismic or earthquake risks by any federal, state or local entity, the need to obtain flood insurance, the certification of water heater bracing and/or the advisability of obtaining title insurance, or any other condition or circumstance affecting the Property, its financial viability, use of operation, or any portion thereof), valuation, salability or utility of the Property, or its suitability for any purpose. Without limiting the foregoing, Purchaser specifically releases Seller and the Seller Released Parties from any claims Purchaser may have against Seller and/or the other Seller Released Parties now or in the future arising from the environmental condition of the Property or the presence of Hazardous Substances or contamination on or emanating from the Property, including any rights of contribution or indemnity. The foregoing waivers and releases by Purchaser shall survive either (i) the Closing and shall not be deemed merged into the provisions of any closing documents, or (ii) any termination of this Agreement.
(b)    Purchaser’s Waiver of Objections. Subject to the express representations, warranties and covenants of Seller set forth in Section 8.1 of this Agreement, as limited by Section 16.1 of this Agreement, Purchaser acknowledges that it has (or shall have prior to the expiration of the Property Approval Period) inspected the Property, observed its physical characteristics and existing conditions and had the opportunity to conduct such investigations and studies on and off said Property and adjacent areas as it deems or deemed necessary, and Purchaser hereby waives any and all objections to or complaints (including but not limited to actions based on federal, state or common law and any private right of action under CERCLA, RCRA or any other state and federal law to which the Property are or may be subject, including any rights of contribution or indemnity) against Seller, its Affiliates, or their respective officers, directors, partners, members, owners, employees or agents regarding physical characteristics and existing conditions, including without limitation structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Substances on, under, adjacent to or otherwise affecting the Property or related to prior uses of the Property.
(c)    Purchaser Assumes Risks of Change in Laws. Subject to the express representations, warranties and covenants of Seller set forth in Section 8.1 of this Agreement, as limited by Section 16.1 of this Agreement, Purchaser further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental, safety or health conditions on, or resulting from the ownership or operation of, the Property, and the risk that adverse physical characteristics and conditions, including without limitation the presence of Hazardous Substances or other substances, may not be revealed by its investigation.
(d)    Flood Hazard Zone. Purchaser acknowledges that if the Real Property is located in an area which the Secretary of the Department of Housing and Urban Development has found to have special flood hazards, then pursuant to the National Flood Insurance Program, Purchaser will be required to purchase flood insurance in order to obtain a loan secured by the Real Property from a federally regulated financial institution or a loan insured or guaranteed by an agency of the United State government. Seller shall have no responsibility to determine whether the Real Property is located in an area which is subject to the National Flood Insurance Program.
(e)    Survival. The provisions of this Section 5.6 shall survive either (i) the Closing and shall not be deemed merged into the provisions of any Closing Documents, or (ii) any termination of this Agreement.
(f)    Limitations. Nothing set forth in Sections 5.5 and 5.6 above shall release Seller (i) to the extent of any fraud perpetrated by Seller or its Affiliates (or their respective officers, directors, members, agents, representatives or employees), or (ii) from any obligation of Seller which expressly survives the Closing or termination of this Agreement, subject to any limitations set forth in Section 16.1 hereof.
ARTICLE VI
TITLE AND SURVEY MATTERS
Section 6.1    Survey. Prior to the execution and delivery of this Agreement, Seller has, at its own cost, delivered to Purchaser a copy of that certain survey of the Real Property, dated September 12, 2016, prepared by Bush, Roed & Hitchings, Inc. (the “Updated Survey”). Seller shall have no obligations to obtain any modification, update, or recertification of the Updated Survey. Seller and Purchaser acknowledge that Purchaser has caused the Updated Survey to be updated to a last revision date of October 24, 2016 and such update, and any other modification, update or recertification of the Updated Survey has been obtained by Purchaser at its sole cost and expense.
Section 6.2    Title and Survey Review.
(a)    Prior to the execution and delivery hereof, Purchaser has caused the Title Company to furnish or otherwise make available to Purchaser a preliminary title commitment for the Real Property dated with an effective date of August 16, 2016 (the “PTR”), and copies of all underlying title documents described in the PTR. Purchaser shall have until November 5, 2016 (the “Title Notice Date”) to provide written notice (the “Title Notice”) to Seller of any matters shown on the PTR and/or the Updated Survey which are not satisfactory to Purchaser. If Purchaser has not delivered such written notice to Seller by the Title Notice Date, Purchaser shall be deemed to have unconditionally approved of the condition of title to the Real Property and Improvements and the Updated Survey, subject to Seller’s obligations set forth in Section 6.2(c) below. Except as expressly provided herein, Seller shall have no obligation whatsoever to expend or agree to expend any funds, to undertake or agree to undertake any obligations, or otherwise to cure or agree to cure any title objections. To the extent Purchaser timely delivers a Title Notice, then Seller shall deliver, no later than the date which is two (2) Business Days following delivery to Seller of the

Title Notice, written notice to Purchaser and Title Company identifying which disapproved items, if any, Seller shall undertake to cure (by either having the same removed or by obtaining affirmative insurance over the same as part of the final Title Policy in form approved by Purchaser) (“Seller’s Response”). If Seller delivers Seller’s Response electing to cure any title objections identified in the Title Notice, then Seller shall cure such objections identified in Purchaser’s notification prior to the Closing Date. If Seller does not deliver Seller’s Response prior to such date, Seller shall be deemed to have elected to not remove or otherwise cure any exceptions disapproved by Purchaser. If Seller elects, or is deemed to have elected, not to remove or otherwise cure an exception disapproved in Purchaser’s Title Notice, Purchaser shall have until the Contingency Date to (i) deliver a written notice terminating this Agreement (“Termination Notice”) to Seller, or (ii) waive any such objection to the PTR and the Updated Survey (whereupon such objections shall be deemed Permitted Exceptions for all purposes hereof). If Purchaser does not deliver to Seller a Termination Notice by the Contingency Date, such failure shall be deemed Purchaser’s waiver of all such objections to the PTR and the Updated Survey.
(b)    Purchaser may, at or prior to Closing, notify Seller in writing (the “Gap Notice”) of any objections to title (i) raised by the Title Company between the Effective Date and the Closing, (ii) not disclosed in writing by the Title Company to Purchaser prior to the Effective Date, and (iii) not disclosed in writing by Seller to Purchaser and the Title Company prior to the expiration of the Property Approval Period (“New Exceptions”); provided that Purchaser must notify Seller of any objection to any such New Exception prior to the date which is three (3) Business Days after such New Exception is disclosed to Purchaser in writing (and, if necessary, Purchaser may extend the Closing Date to provide for such three (3) Business Day period). If Purchaser fails to deliver to Seller a notice of objections on or before such date, Purchaser will be deemed to have waived any objection to the New Exceptions, and the New Exceptions will be included as Permitted Exceptions. Seller will have three (3) Business Days from the receipt of Purchaser’s notice (and, if necessary, Seller may extend the Closing Date to provide for such three (3) Business Day period and for three (3) Business Days following such period for Purchaser’s response), within which time Seller may, but is under no obligation to, remove or otherwise obtain affirmative insurance over the objectionable New Exceptions, or commit to remove or otherwise obtain affirmative insurance over the same, in form reasonably acceptable to Purchaser at or prior to Closing. If, within the three (3) Business Day period, Seller does not remove or otherwise obtain such affirmative insurance over the objectionable New Exceptions, then Purchaser may terminate this Agreement upon delivering a written notice to Seller and Title Company no later than three (3) Business Days following expiration of the three (3) Business Day cure period (and, if necessary, Purchaser may extend the Closing Date to provide for such three (3) Business Day period), in which case Purchaser shall be entitled to return of the Earnest Money Deposit. If Purchaser fails to terminate this Agreement in the manner set forth above, the New Exceptions (except those Seller has removed or otherwise affirmatively insured over in form reasonably acceptable to Purchaser, or committed to do the same as set forth above) will be included as Permitted Exceptions.
(c)    Notwithstanding any provision of this Section 6.2 to the contrary, Seller agrees to cause the removal of (a) all mortgages, deeds of trust or other security instruments encumbering all or any portion of the Property; (b) all mechanics’ or materialmen’s liens encumbering all or any portion of the Property arising from work contracted for by Seller; (c) judgment liens against Seller; (d) tax liens against Seller for delinquent taxes (other than the lien of property taxes which are prorated in accordance with Section 10.1 and not yet due and payable); and (e) any other monetary liens granted by Seller encumbering the Property (collectively, the “Must-Cure Matters”).

Section 6.3    Title Insurance. At the Closing, and as a condition thereto, the Title Company shall issue to Purchaser an ALTA extended coverage Owner’s Policy of Title Insurance (the “Title Policy”) with liability in the amount of the Purchase Price, showing title to the Real Property vested in the Purchaser, with such endorsements as Purchaser shall request and Title Company shall have agreed to issue prior to the expiration of the Property Approval Period, subject only to: (i) the pre-printed standard exceptions in such Title Policy, (ii) exceptions approved or deemed approved by Purchaser pursuant to Section 6.2 above, (iii) the Tenant Leases, (iv) any taxes and assessments for the year of Closing and for any other year if not yet due and payable as of the Closing, (v) any liens or claims of liens for work, service, labor or materials performed or supplied by, for or on behalf of any Tenant under the Tenant Leases (provided, that, any such liens which in the aggregate exceed $100,000 shall constitute New Exceptions for purposes of Section 6.2(b) above), (vi) all matters shown on the Updated Survey, or any updates thereto, and (vii) any exceptions arising from Purchaser’s actions (collectively, the “Permitted Exceptions”). In the event Purchaser elects not to pay for any additional premium for the ALTA extended coverage policy, then the Title Policy to be issued as of the Closing shall be a standard ALTA Owner’s Policy of Title Insurance which shall include, among other things, a general survey exception. Seller covenants to deliver an owner’s affidavit and other documents (if any) required by Title Company at Closing including the language required by the Title Company to remove any exception for the Sinclair right of first opportunity from the Title Policy.
ARTICLE VII
INTERIM OPERATING COVENANTS AND ESTOPPELS
Section 7.1    Interim Operating Covenants. Seller covenants to Purchaser, that Seller will:
(a)    Operations. From the Effective Date until Closing, continue to operate, manage and maintain the Improvements in the ordinary course of Seller’s business and substantially in accordance with Seller’s present practice, subject to ordinary wear and tear and Article IX of this Agreement. In connection therewith, Seller shall comply with all of Seller’s obligations under the Tenant Leases, the Service Contracts and the Licenses and Permits through Closing.
(b)    Maintain Insurance. From the Effective Date until Closing, maintain fire and extended coverage insurance on the Improvements which is at least equivalent in all material respects to Seller’s insurance policies covering the Improvements as of the Effective Date.
(c)    Personal Property. From the Effective Date until Closing, not transfer or remove any Personal Property from the Improvements except for the purpose of repair or replacement thereof. Any items of Personal Property replaced after the Effective Date will be installed prior to Closing and will be of substantially similar quality of the item of Personal Property being replaced.
(d)    Leases. From the Effective Date until Closing, not, and not permit Hines TRS to, enter into any new lease, license, occupancy agreement or similar agreement or any amendments, expansions or renewals of Tenant Leases or Hines TRS Agreements, or terminate any Tenant Lease or any Hines TRS Agreements, or consent to any sublease, sublicense or similar agreement, without the prior written consent of Purchaser, which consent will not be unreasonably withheld, delayed or conditioned prior to the Contingency Date, but which may be withheld in Purchaser’s sole discretion following the Contingency Date. Furthermore, nothing herein shall be deemed to require Purchaser’s consent to any expansion or renewal which Seller, as landlord, is required to honor pursuant to any Tenant Lease or any Hines TRS Agreements. Seller shall not, and not permit Hines TRS to, accept any rent from any tenant under any Tenant Lease or any Hines TRS Agreements (or any new tenant under any new Tenant Lease to which Purchaser has consented) for more than one (1) month in advance of the payment date provided for in such Tenant Lease or Hines TRS Agreements without Purchaser’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed prior to the Contingency Date, but which may be withheld in Purchaser’s sole discretion following the Contingency Date).
(e)    Service Contracts. From the Effective Date until Closing, not, and not permit Hines TRS to, enter into, or renew the term of, any property management agreement, service agreement, maintenance contract, equipment lease agreement or other contract for the provision of services, materials or supplies other than in the ordinary course of business, unless such contract or agreement is terminable on thirty (30) days (or less) prior notice without penalty or unless Purchaser consents thereto in writing, which approval will not be unreasonably withheld, delayed or conditioned (unless such contract or agreement cannot be terminated on thirty (30) days (or less) prior notice without payment of penalty, in which case, Purchaser may withhold its consent in Purchaser’s sole and absolute discretion). Seller shall, at Seller’s sole cost and expense, cause all property management agreements applicable to the Property (other than any new property management agreement entered into between Seller’s property manager Affiliate and Purchaser or its Affiliates) to be terminated as of the Closing. Any Service Contract which is not approved by Purchaser in writing to Seller on or prior to the Contingency Date shall be terminated by Seller, without cost or liability to Purchaser, on or prior to the Closing Date and such disapproved Service Contract shall no longer be a Service Contract for purposes of this Agreement.
(f)    Notices. To the extent received by Seller, from the Effective Date until Closing, (i) promptly deliver to Purchaser copies of written default notices, notices of lawsuits, notices of violations or other material notices affecting the Property and (ii) promptly notify Purchaser of any event or circumstance of which Seller has knowledge subsequent to the Effective Date which (a) materially, adversely affects the Property or any portion thereof or the use or operation of the Property or any portion thereof, or (b) makes any representation or warranty of Seller to Purchaser under this Agreement untrue or misleading in any material respect.
(g)    Encumbrances. Without Purchaser’s prior approval in its sole discretion, Seller shall not subject the Property to any additional liens, encumbrances, covenants or easements.
(h)    Comply with Governmental Regulations. From the Effective Date until Closing, not knowingly take or fail to take any action that would result in a failure to comply in all material respects with all Governmental Regulations applicable to the Property, it being understood and agreed that prior to Closing, Seller will have the right to contest any such Governmental Regulations.
(i)    Exclusivity; Lease Negotiations. From the Effective Date until Closing (or earlier termination of this Agreement), (i) remove the Property from the market and cease and refrain from any and all negotiations with any other prospective purchasers of the Property and (ii) advise Purchaser of any negotiations with current or potential tenants at the Property.
(j)    Litigation. Not allow to be commenced on its behalf any action, suit or proceeding with respect to all or any portion of the Property without Purchaser’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned prior to the

Contingency Date, but which may be withheld in Purchaser’s sole and absolute discretion following the Contingency Date).
(k)    Cooperation. Deliver subordination, non-disturbance and attornment agreements and other agreements requested by Purchaser’s lenders to the Tenants and follow up with Tenants regarding the execution and delivery thereof (provided that obtaining any such subordination, non-disturbance or attornment agreements or other agreements shall in no event be a condition to Closing). Nothing set forth in this Agreement shall create (or be deemed to create) a condition to Closing that Purchaser have obtained financing for the acquisition of the Property prior to or at Closing.
(l)    Suite 250. Seller shall use commercially reasonable efforts to complete the extension of the Tenant Lease with respect to the Tenant in Suite 250 in KOMO Plaza West on terms reflected in the First Amendment to Lease attached hereto as Exhibit O (such terms, the “Suite 250 Extension Terms”, and such extension, the “Suite 250 Extension”) prior to Closing; provided, however, that the failure to obtain the Suite 250 Extension shall not be a condition to Closing. Seller and Purchaser acknowledge and agree that the version of the First Amendment to Lease attached as Exhibit O has not been finally agreed upon or approved by the Tenant in Suite 250. However, any changes to such version of the First Amendment to Lease are subject to approval by Purchaser prior to execution of the First Amendment to Lease by Seller. If the Suite 250 Extension is not completed prior to Closing, at Closing Seller shall escrow two million five hundred thousand dollars ($2,500,000) (the “Suite 250 Escrow Amount”) with the Title Company. Seller or its agents (as reasonably agreed to by Purchaser) shall have the right to continue to pursue the Suite 250 Extension following Closing, provided that Purchaser shall have the right to approve any changes in the Suite 250 Extension Terms and all other terms proposed by Seller for the Suite 250 Extension. In the event the Suite 250 Extension is executed within six (6) months after the Closing Date (Purchaser hereby agreeing to execute the Suite 250 Extension once finally approved by Purchaser), a portion of the Suite 250 Escrow Amount sufficient to pay the sum of (i) any tenant improvement allowances, leasing commissions for which Purchaser did not receive a credit at Closing or other concessions and costs related to the Suite 250 Extension, if any and (ii) the difference between (x) the in-place revenues received or to be received by Purchaser from the Property from the Closing Date to the date of execution of the Suite 250 Extension and (y) the revenues that would have been received by Purchaser from the Property from the Closing Date to the date of execution of the Suite 250 Extension had the Suite 250 Extension been executed prior to or at Closing (the “Suite 250 Extension Payment”), shall be paid to Purchaser from the Suite 250 Escrow Amount, and the balance of the Suite 250 Escrow Amount shall be paid to Seller. If the Suite 250 Extension has not been executed within such six (6) month period, then the Suite 250 Escrow Amount shall be paid to Purchaser.
(m)    Consents. Following Purchaser’s delivery to Seller of Purchaser’s request for the same from time-to-time, Seller shall use commercially reasonable efforts to obtain consents required for the assignment of Seller’s interest in and to the Personal Property, the Intangible Personal Property and the Licenses and Permits.
Whenever in this Section 7.1 Seller is required to obtain Purchaser’s approval with respect to any transaction described therein, Purchaser shall, within five (5) Business Days after receipt of Seller’s request therefor, notify Seller of its approval or disapproval of same and, if Purchaser fails to notify Seller of its approval within said five (5) Business Day period, Purchaser shall be deemed to have approved same. The covenants set forth in this Section 7.1 shall not survive the Closing, but any claims against Seller for any breach by Seller of the covenants set forth in this

Section 7.1 occurring prior to the Closing shall survive the Closing (subject to the limitations set forth in Section 16.1 below).
Section 7.2    Tenant Lease Estoppels.
(a)    It will be a condition to Closing that Seller obtains and delivers to Purchaser executed Acceptable Estoppel Certificates from each of the tenants listed on Exhibit C-1 (“Major Tenants”), and from such other Tenants leasing space at the Improvements, which when added to the Major Tenants aggregates at least seventy-five percent (75%) of the rentable square footage leased at the Improvements. Seller shall use commercially reasonable efforts to (i) obtain an Acceptable Estoppel Certificate from Tenant in Suite 250 in KOMO Plaza West and (ii) cause the guarantor of the Tenant Lease with Tierpoint to execute the Acceptable Estoppel Certificate with respect to such Tenant Lease, but such instruments shall not be required as a condition to Closing. “Acceptable Estoppel Certificates” are estoppel certificates in the form of the estoppel certificate attached hereto as Exhibit C-2, which shall have all blanks completed and exhibits thereto attached and shall not contain any material modifications or inconsistencies with respect to the Rent Roll and the Tenant Leases and which shall not disclose any alleged material default or unfulfilled material obligation on the part of the landlord not previously disclosed in writing to Purchaser prior to the Effective Date; provided that an estoppel certificate executed by a Tenant in the form prescribed by its Tenant Lease shall constitute an Acceptable Estoppel Certificate if it is otherwise consistent with this Section 7.2 and the subject Lease. Seller shall use good faith efforts to obtain Acceptable Estoppel Certificates as soon as practicable. Notwithstanding anything contained herein to the contrary, in no event shall Seller’s failure to obtain the required number of Acceptable Estoppel Certificates in accordance with the provisions of this Section 7.2 constitute a default by Seller under this Agreement. Purchaser’s sole and exclusive remedy for a failure of the condition to obtain the required number of Acceptable Estoppel Certificates shall be to terminate this Agreement and receive a refund of the Earnest Money Deposit. Prior to delivery of the forms of estoppel certificates to the Major Tenants (but not any other Tenants), Seller will deliver to Purchaser completed forms of estoppel certificates, in the form attached hereto as Exhibit C-2 and containing the information contemplated thereby for all Tenants. Within two (2) Business Days following Purchaser’s receipt thereof, Purchaser will send to Seller notice either (i) approving such forms as completed by Seller or (ii) setting forth in detail all changes to such forms which Purchaser reasonably believes to be appropriate to make the completed forms of estoppel certificates accurate and complete. Seller will make such changes to the extent Seller agrees such changes are appropriate, except that Seller will not be obligated to make any changes which request more expansive information than is contemplated by Exhibit C-2 or the form required by the applicable Major Tenant Tenant Lease. Purchaser’s failure to respond within such two (2) Business Day period shall be deemed approval of such estoppel certificate. Seller shall deliver to Purchaser all executed estoppel certificates within two (2) Business Days after Seller’s receipt of the same.
(b)    Seller, at its sole option, may elect to satisfy part of the requirements under Section 7.2(a) by delivering a representation certificate of Seller in the form attached hereto as Exhibit C-3 (a “Seller Certificate”) for up to ten percent (10%) of the rentable area at the Improvements, but not for any Major Tenant, any such Seller Certificate constituting an Acceptable Estoppel Certificate. The statements made by Seller shall be deemed to be representations and warranties of Seller regarding the Property for purposes of Section 8.1, subject to the limitations set forth in Section 16.1. If Seller subsequently obtains an estoppel certificate meeting the requirements of Section 7.2(a) hereof from a Tenant for which Seller has delivered Seller Certificate, the delivered Seller Certificate will be null and void, and Purchaser will accept such estoppel certificate in its place.
(c)    Seller shall use commercially reasonable efforts to obtain an estoppel certificate in the form of Exhibit C-4 attached hereto (the “Conduit Easement Estoppel Certificates”), from The City of Seattle with respect to that Easement Agreement for Telecommunications Conduit dated February 15, 2001, as amended, between the City of Seattle and Fisher Communications Inc. (the “Conduit Easement Agreement”). Seller shall forward to Purchaser such executed estoppel certificate within two (2) Business Days after Seller’s receipt of the same, provided, however, in no event shall receipt of such Conduit Easement Estoppel Certificate be a condition to Closing. Seller shall also use commercially reasonable efforts to obtain (i) the unconditional written consent of The City of Seattle to the assignment by Sinclair Television of Seattle, Inc. (formerly known as Fisher Communications Inc.) of its interest in the Conduit Easement Agreement to Seller, and (ii) the unconditional written consent of The City of Seattle to the assignment by Seller of its interest in the Conduit Easement Agreement to Purchaser. In no event shall receipt of the consent described in the preceding sentence be a condition to Closing. If such consent is not obtained prior to Closing, Seller shall cooperate with Purchaser to continue to pursue such consent following Closing.
Section 7.3    OFAC. Pursuant to United States Presidential Executive Order 13224 (“Executive Order”), Seller is required to ensure that it does not transact business with persons or entities determined to have committed, or to pose a risk of committing or supporting, terrorist acts and those persons (i) described in Section 1 of the Executive Order or (ii) listed in the “Alphabetical Listing of Blocked Persons, Specially Designated Nationals, Specially Designated Terrorists, Specially Designated Global Terrorists, Foreign Terrorist Organizations, and Specially Designated Narcotics Traffickers” published by the United States Office of Foreign Assets Control (“OFAC”), 31 C.F.R. Chapter V, Appendix A, as in effect from time to time (as to (i) and (ii), a “Blocked Person”). If, prior to Closing, Seller learns that Purchaser is, becomes, or appears to be a Blocked Person, Seller may delay the sale contemplated by this Agreement pending its conclusion of its investigation into the matter of Purchaser’s status as a Blocked Person. If, prior to Closing, Seller determines that Purchaser is or becomes a Blocked Person, Seller shall have the right to immediately terminate this Agreement and take all other actions necessary, or in the opinion of Seller, appropriate to comply with applicable law and Purchaser shall receive a return of the Earnest Money Deposit. The provisions of this Section 7.3 will survive termination of this Agreement.
ARTICLE VIII
REPRESENTATIONS AND WARRANTIES
Section 8.1    Seller’s Representations and Warranties. The following representations and warranties (along with the representations and warranties set forth in Section 11.1 below) constitute the sole representations and warranties of Seller with respect to the purchase and sale of the Property contemplated hereby. Subject to the limitations set forth in Article XVI of this Agreement, Seller represents and warrants to Purchaser the following as of the Effective Date and shall remake the following representation and warranties as of the Closing Date:
(a)    Status. Seller is a limited liability company duly organized and validly existing under the laws of the State of Delaware, and is qualified to transact business within the State of Washington.

(b)    Authority; Enforceability. The execution and delivery of this Agreement and the performance of Seller’s obligations hereunder have been or will be duly authorized by all necessary action on the part of Seller, and this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to equitable principles and principles governing creditors’ rights generally. All of the documents to be delivered by Seller at the Closing will be authorized and properly executed and will constitute the valid and binding obligation of Seller, enforceable in accordance with their terms, subject to equitable principles and principles governing creditors’ rights generally.
(c)    Non-Contravention. The execution and delivery of this Agreement by Seller and the performance by Seller of Seller’s obligations under this Agreement will not violate any judgment, order, injunction, decree, regulation or ruling of any court or Authority or conflict with, result in a breach of, or constitute a default under the organizational documents of Seller, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Seller is a party or by which it is bound.
(d)    Suits and Proceedings, No Violation Notices. As of the Effective Date, except as listed in Exhibit E, there are no legal actions, suits or similar proceedings pending and served, or To Seller’s Knowledge, threatened (in writing) against (i) the Property, (ii) Seller, or (iii) Seller’s ownership or operation of the Property, including without limitation, condemnation, takings or similar proceedings. Seller has received no written notice of any violations of any laws, codes, statutes, or other governmental regulations relating to the Property. There are no pending or, To Sellers’ Knowledge, threatened (in writing) challenges relating to any Licenses or Permits. Seller has not received written notices of defaults that remain uncured by Seller under any recorded instruments that affect the Property. To Seller’s knowledge, all amounts billed to and payable by Seller under such recorded instruments affecting the Property have been paid in full.
(e)    No Bankruptcy. Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy, admitted in writing its inability to pay its debts as they come due, or made an offer of settlement, extension or composition to its creditors generally, and Seller has received no written notice of and has no knowledge of (i) the filing of any involuntary petition by Seller’s creditors, (ii) the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, or (iii) the attachment or other judicial seizure of all, or substantially all, of Seller’s assets.
(f)    Non-Foreign Entity. Seller is not a “foreign person” or “foreign corporation” as those terms are defined in the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
(g)    Tenant Leases and Tenants. Seller has delivered to Purchaser for review, true and complete copies of all Tenant Leases set forth on Exhibit F attached hereto which represent all written leases, rental agreements, occupancy agreements and license agreements (and any and all written renewals, amendments, modifications and supplements thereto) entered into with Tenants on or prior to the Effective Date affecting the Real Property. The list of Tenants, as set forth on Exhibit F attached hereto, constitutes all of the Tenants from whom Seller is currently accepting rental payments for the Property. Exhibit F also sets forth all sublease consent agreements that Seller has entered into with respect to subleases at the Property. Except as shown on Exhibit E, (i) Seller has not delivered to a Tenant written notice that such Tenant is in default under its Tenant Lease that remains uncured, (ii) Seller has not received from a Tenant written notice that Seller is in default under a Tenant Lease that remains uncured, (iii) no rent or other amount has been prepaid under any of the Tenant Leases more than thirty (30) days in advance, and (iv) no Tenant under any of the Tenant Leases has delivered to Seller written notice exercising any termination right or notifying Seller of its insolvency, bankruptcy, assignments for the benefit of creditors or some other similar proceeding. Attached hereto as Exhibit K is Seller’s current aged accounts receivable report. To Seller’s Knowledge, there is no material inaccuracy in Exhibit K. Other than as set forth on Exhibit G, no tenant improvement allowance or other compensation will be due or payable with respect to any of the existing Tenant Leases after the Closing that remains unpaid. Other than as set forth on Exhibit G, Seller has completed all tenant improvements required under the Tenant Leases to be performed by the landlord, and To Seller’s Knowledge, Seller has completed any other improvement work required under the Tenant Leases to be performed by the landlord.
(h)    Hines TRS. Seller has delivered to Purchaser for review, true and complete copies of the Hines TRS Lease and that certain Services Agreement and Ancillary Assignment dated as of December 15, 2011 (together, the “Hines TRS Agreements”), which represent all the agreements to which Hines TRS is a party other than certain of the Tenant Leases. Except as shown on Exhibit S, (i) Hines TRS has not delivered to another party to a Hines TRS Agreement, or to a Tenant under a Tenant Lease, written notice that such other party is in default under the applicable instrument that remains uncured, (ii) Hines TRS has not received from another party written notice that Hines TRS is in default under a Hines TRS Agreement or a Tenant Lease that remains uncured, (iii) no rent or other amount has been prepaid under any of the Hines TRS Agreements more than thirty (30) days in advance, and (iv) no other party under any of the Hines TRS Agreements or under any Tenant Lease to which Hines TRS is a party has delivered to Hines TRS written notice exercising any termination right or notifying Hines TRS of its insolvency, bankruptcy, assignments for the benefit of creditors or some other similar proceeding. Exhibit K also includes the current aged accounts receivable report for Hines TRS. No tenant improvement allowance or other compensation will be due or payable with respect to any of the Hines TRS Agreements after the Closing that remains unpaid. Hines TRS has completed all work required under the Hines TRS Agreements to be performed by it.
(i)    Documents. The Documents made available to Purchaser pursuant to Section 5.2(a) hereof include copies of all Service Contracts listed on Exhibit B. Exhibit B is a true and correct list of the Service Contracts in effect as of the date hereof and Seller has delivered or made available to Purchaser for review, true and complete copies of all Service Contracts set forth on Exhibit B. Seller has not delivered, or received, written notice of a default under any Service Contracts or the Licenses and Permits that remains uncured.
(j)    Hazardous Materials. The Documents include all environmental reports commissioned by the Seller or the Seller’s Affiliates with respect to the Property in Seller’s possession.
(k)    Consents. No consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement by Seller or the performance by Seller of the transactions contemplated hereby.
(l)    Employee Matters. Seller has no employees, and there are no employment agreements, union agreements, benefit agreements, pension plans, multi-employer plans or collective bargaining agreements, at or otherwise affecting the Property to which Seller is bound which will survive the Closing and for which Purchaser will be responsible or have any liability after the Closing.

(m)    Patriot Act. Seller is not a person or entity with whom Purchaser is restricted from doing business under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (commonly known as the “USA Patriot Act”) or Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto (collectively, “Anti Terrorism Laws”), including without limitation persons and entities named on the Office of Foreign Asset Control Specially Designated Nationals and Blocked Persons List. Seller is not, and To Seller’s Knowledge, no Affiliate of Seller is, or has been determined by the U.S. Secretary of the Treasury to be acting on behalf of, a Blocked Person, or has otherwise been designated as a Person (i) with whom an entity organized under the laws of the United States (or a state hereof) is prohibited from entering into transactions or (ii) from whom such an entity is prohibited from receiving money or other property or interests in property, pursuant to the Executive Order or otherwise. In addition, no Seller Release Party is located in, or operating from, a country subject to U.S. economic sanctions administered by OFAC.
(n)    Leased Property. Exhibit M includes a list of Seller’s furniture, fixtures, equipment or other personal property used in connection with the operation of the Real Property that is leased to Seller.
(o)    Preferential Rights to Purchase. Seller has not granted any options or rights of first refusal or rights of first offer to third parties to purchase or otherwise acquire an interest in the Property, except for the right granted to Major Tenant Sinclair Television of Seattle, Inc. in its Tenant Lease, which right has been waived in connection with the sale of the Property to Purchaser.
Section 8.2    Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller the following:
(a)    Status. Purchaser is a limited liability company duly organized and validly existing under the laws of the State of Delaware.
(b)    Authority; Enforceability. The execution and delivery of this Agreement and the performance of Purchaser’s obligations hereunder have been or will be duly authorized by all necessary action on the part of Purchaser and its constituent owners and/or beneficiaries and this Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to equitable principles and principles governing creditors’ rights generally. All of the documents to be delivered by Purchaser at the Closing will be authorized and properly executed and will constitute the valid and binding obligation of Purchaser, enforceable in accordance with their terms, subject to equitable principles and principles governing creditors’ rights generally.
(c)    Non-Contravention. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not violate any judgment, order, injunction, decree, regulation or ruling of any court or Authority or conflict with, result in a breach of, or constitute a default under the organizational documents of Purchaser, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Purchaser is a party or by which it is bound.
(d)    Consents. No consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of the transactions contemplated hereby.
(e)    Prohibited Persons. Purchaser is not, and to Purchaser’s knowledge, no Affiliate of Purchaser, is, or has been determined by the U.S. Secretary of the Treasury to be acting on behalf of, a Blocked Person, or has otherwise been designated as a Person (i) with whom an entity organized under the laws of the United States (or a state hereof) is prohibited from entering into transactions or (ii) from whom such an entity is prohibited from receiving money or other property or interests in property. In addition, neither Purchaser nor any Affiliate of Purchaser is located in, or operating from, a country subject to U.S. economic sanctions administered by OFAC.
ARTICLE IX
CONDEMNATION AND CASUALTY
Section 9.1    Significant Casualty. If, prior to the Closing Date, all or any portion of the Property is damaged (which for purposes of this Article IX shall include damage by fire or other casualty and the occurrence of any human error or other circumstance which would allow a Tenant(s) of the Property to terminate its Tenant Lease(s) or which would allow a Tenant(s) of the Property an abatement, or credit against rent, or other amounts payable under its Tenant Lease(s)), Seller will notify Purchaser of such damage within two (2) Business Days of the occurrence of the same, which notice shall identify (i) whether the subject damage is to a Significant Portion of the Property, (ii) if so, the reason such damage is to a Significant Portion of the Property, (iii) the uninsured or underinsured amount of the abatement of, or credit against, rent and other amounts payable under Tenant Lease(s) to which Tenant(s) are entitled, and (iv) the uninsured or underinsured amount of costs to repair the subject damage. Purchaser will have the option, in the event all or any Significant Portion of the Property is so damaged to terminate this Agreement upon notice to Seller given not later than ten (10) Business Days after receipt of Seller’s notice described above. In addition, Purchaser will have the option, in the event of an uninsured or underinsured (other than by reason of the applicable deductible to be credited against the Purchase Price, as provided below) damage to terminate this Agreement upon notice to Seller given not later than ten (10) Business Days after receipt of Seller’s notice described above; provided, Seller may elect within ten (10) Business Days after receipt of Purchaser’s notice described in the preceding sentence to elect to provide Purchaser a credit against the Purchase Price equal to the sum of (i) the cost of repairing the uninsured damage or the underinsured portion of the cost of repairing the underinsured damage, as applicable, and (ii) all rental abatement and/or credits to which Tenants may be entitled under their Tenant Leases in connection with the subject damage, as mutually agreed upon by Purchaser and Seller, to the extent not payable to Purchaser pursuant to Seller’s insurance proceeds assigned to Purchaser at Closing, in which case, this Agreement shall not terminate, and such credit shall be applied to the Purchase Price at Closing. Notwithstanding the foregoing, Seller shall not have the right described in the proviso of the preceding sentence if (x) such uninsured or underinsured amount is greater than or equal to the cost to repair the subject damage amount set forth in clause (B)(i) of the definition of Significant Portion or (y) such uninsured or underinsured damage would allow a Tenant(s) of the Property paying six hundred thousand dollars ($600,000) or more in gross rent per year, in the aggregate, to terminate its Tenant Lease(s) or (z) such uninsured or underinsured amount of rent abatements and other credits against rent to which Tenant(s) are entitled is greater than or equal to the amount set forth in clause (A)(ii) of the definition of Significant Portion. If this Agreement is terminated, the Earnest Money Deposit will be returned to Purchaser within three (3) Business Days and thereafter neither

Seller nor Purchaser will have any further rights or obligations to the other hereunder except with respect to the Termination Surviving Obligations. If this Agreement is not terminated by Purchaser, Seller will not be obligated to repair such damage, but (a) Seller will assign and turn over to Purchaser all of the insurance proceeds net of reasonable collection costs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such damage (excluding any proceeds of insurance that are payable on account of any business interruption, rental insurance or similar coverage intended to compensate Seller for loss of rental or other income from the Property attributable to periods prior to the Closing, but including any such proceeds attributable to periods following the Closing), which obligation shall survive the Closing, and (b) the parties will proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price, except that Purchaser will receive a credit against cash due at Closing for the sum of (i) the amount of the deductible on such insurance policy less any reasonable amounts expended by Seller to collect any such insurance proceeds or to make such repairs or to remedy any unsafe conditions at the Property, and (ii) the amount of any uninsured cost to repair the subject damage, provided that if such uninsured amount is greater than or equal to the amount set forth in clause (B)(i) of the definition of Significant Portion, Seller shall have the right to terminate this Agreement by delivering notice to Purchaser within three (3) Business Days after Purchaser has elected not to terminate this Agreement in accordance with this Section 9.1, and (iii) all rental abatement and/or credits to which Tenants may be entitled under their Tenant Leases in connection with the subject event, as mutually agreed upon by Purchaser and Seller, to the extent not payable to Purchaser pursuant to Seller’s insurance proceeds assigned to Purchaser at Closing, provided that if the subject event rental abatement and/or credits to which Tenants may be entitled under their Tenant Leases exceeds the amount of Seller’s insurance proceeds for the same by more than the amount set forth in clause (A)(ii) of the definition of Significant Portion, then Seller shall have the right to terminate this Agreement by delivering notice to Purchaser within three (3) Business Days after Purchaser has elected not to terminate this Agreement in accordance with this Section 9.1. If Purchaser does not elect to terminate this Agreement by reason of any damage, Purchaser shall have the right to participate in any adjustment of the insurance claim and Seller shall not compromise, settle or adjust any such claim without Purchaser’s prior written consent (which consent may be withheld in Purchaser’s sole and absolute discretion following the Contingency Date).
Section 9.2    Casualty of Less Than a Significant Portion. If less than a Significant Portion of the Property is damaged as aforesaid, neither Purchaser nor Seller shall have the right to terminate this Agreement and Seller will not be obligated to repair such damage, but (a) Seller will assign and turn over to Purchaser all of the insurance proceeds net of reasonable collection costs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such damage (excluding any proceeds of insurance that are payable on account of any business interruption, rental insurance or similar coverage intended to compensate Seller for loss of rental or other income from the Property attributable to periods prior to the Closing, but including any such proceeds attributable to periods following the Closing), which obligation shall survive the Closing, and (b) the parties will proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price, except that Purchaser will receive a credit against cash due at Closing for the sum of (i) the amount of the deductible on such insurance policy less any reasonable amounts expended by Seller to collect any such insurance proceeds or to make such repairs or to remedy any unsafe conditions at the Property, other than repairs which are the responsibility of Tenants under Tenant Leases as mutually agreed by Seller and Purchaser, (ii) the amount of any underinsured and uninsured costs to repair the subject damage and (iii) all rental abatement and/or credits to which Tenants may be entitled under their Tenant Leases in connection with the subject damage, as mutually agreed upon by Purchaser and Seller, to the extent not payable to Purchaser pursuant to Seller’s insurance proceeds assigned to Purchaser at Closing. If Purchaser does not elect to terminate this Agreement by reason of any damage, Purchaser shall have the right to participate in any adjustment of the insurance claim and Seller shall not compromise, settle or adjust any such claim without Purchaser’s prior written consent (which consent may be withheld in Purchaser’s sole and absolute discretion following the Contingency Date).
Section 9.3    Condemnation of Property. In the event of condemnation or sale in lieu of condemnation of all or any Significant Portion of the Real Property and the Improvements, or if Seller shall receive an official notice from any governmental authority having eminent domain power over a Property and the Improvements thereon of its intention to take, by eminent domain proceeding, all or any Significant Portion of the Real Property and Improvements, prior to the Closing, Purchaser will have the option, by providing Seller written notice within ten (10) Business Days after receipt of Seller’s notice of such condemnation or sale, of terminating Purchaser’s obligations under this Agreement or electing to have this Agreement remain in full force and effect. In the event Purchaser does not terminate this Agreement pursuant to the preceding sentence, the Seller will assign to Purchaser any and all claims for the proceeds of such condemnation or sale to the extent the same are applicable to the Property, which obligation shall survive the Closing, and Purchaser will take title to the Property with the assignment of such proceeds and subject to such condemnation and without reduction of the Purchase Price. Should Purchaser elect to terminate Purchaser’s obligations under this Agreement under the provisions of this Section 9.3, the Earnest Money Deposit will be returned to Purchaser within three (3) Business Days and neither Seller nor Purchaser will have any further obligation under this Agreement except for the Termination Surviving Obligations. Notwithstanding anything to the contrary herein, if any eminent domain or condemnation proceeding is instituted (or notice of same is given) solely for the taking of any subsurface rights for utility easements or for any right-of-way easement, and the surface may, after such taking, be used in substantially the same manner as though such rights have not been taken, Purchaser will not be entitled to terminate this Agreement as to any part of the applicable Property, but any award resulting therefrom will be assigned to Purchaser at Closing and will be the exclusive property of Purchaser upon Closing. If Purchaser does not elect to terminate this Agreement by reason of any such eminent domain or condemnation proceeding, Seller shall not compromise, settle or adjust any award without Purchaser’s prior written consent (which consent may be withheld in Purchaser’s sole and absolute discretion following the Contingency Date).
ARTICLE X
CLOSING
Section 10.1    Closing. The Closing of the sale of the Property by Seller to Purchaser will occur on the Closing Date, through the escrow established with the Title Company. So long as Purchaser is working in good faith to consummate the purchase of the Property, Purchaser shall also have the right to extend the Closing Date one or more times to a date not later than forty-five (45) days after the scheduled Closing Date (the “Extended Closing Date”). If Purchaser desires to extend Closing pursuant to this Section 10.1, Purchaser shall notify the Seller in writing not later than three (3) Business Days prior to the then-scheduled Closing Date. At Closing, the events set forth in this Article X will occur, it being understood that the performance or tender of performance of all matters set forth in this Article X are mutually concurrent conditions which may be waived by the party for whose benefit they are intended.
Section 10.2    Purchaser’s Closing Obligations. On or before the Deposit Time (except with respect to the Purchase Price which shall be delivered in accordance with Section 3.3 above), Purchaser, at its sole cost and expense, will deliver the following items in escrow with the Title Company pursuant to Section 4.4, for delivery to Seller at Closing as provided herein:
(a)    The Purchase Price, after all adjustments are made at the Closing as herein provided, by Federal Reserve wire transfer of immediately available funds, in accordance with the timing and other requirements of Section 3.3;
(b)    Four (4) counterparts of the General Conveyance, duly executed by Purchaser;
(c)    Four (4) counterparts of the Hines TRS General Assignment, duly executed by Purchaser’s designee;
(d)    One (1) counterpart of each of the Tenant Notice Letters, duly executed by Purchaser;
(e)    Evidence reasonably satisfactory to Seller that the person executing the Closing Documents on behalf of Purchaser has full right, power, and authority to do so;
(f)    Such other transfer and tax forms, if any, as may be required by state and local Authorities as part of the transfer of the Property; and
(g)    Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement, including, without limitation, the “Closing Statement” as that term is defined in Section 10.4 below, duly executed and delivered.
Section 10.3    Seller’s Closing Obligations. Seller, at its sole cost and expense, will deliver (i) the following items (a), (b), (c), (d), (e), (f), (j), (k) and (l) in escrow with the Title Company pursuant to Section 4.4 on or before the Deposit Time for delivery to Purchaser concurrently with the delivery of the Purchase Price (subject to prorations and other adjustments in accordance with the terms of this Agreement), to Seller, and (ii) upon receipt of the Purchase Price (subject to prorations and other adjustments pursuant to the terms of this Agreement), Seller shall deliver items (g), (h) and (i) to Purchaser at the Property:
(a)    A special warranty deed in the form attached hereto as Exhibit I (the “Deed”), duly executed and acknowledged by Seller conveying to Purchaser the Real Property and the Improvements, which Deed shall be delivered to Seller by the Title Company agreeing to cause same to be recorded in the Official Records;
(b)    Four (4) counterparts of the general conveyance in the form attached hereto as Exhibit H (the “General Conveyance”), duly executed by Seller;
(c)    Four (4) counterparts of the Hines TRS General Assignment, duly executed by Hines TRS;

(d)    Four (4) counterparts of the form of Tenant Notice Letters, duly executed by Seller;
(e)    Evidence reasonably satisfactory to Title Company and Purchaser that the person executing the Closing Documents on behalf of Seller and Hines TRS has full right, power and authority to do so;
(f)    A certificate in the form attached hereto as Exhibit J (“Certificate as to Foreign Status”) from Seller certifying that Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended;
(g)    The Tenant Deposits, at Seller’s option, either (i) in the form of a cashier’s check issued by a bank reasonably acceptable to Purchaser, or (ii) as part of an adjustment to the Purchase Price. With respect to those Tenant Leases for which Seller or its lender are holding letters of credit as security deposits, Seller shall deliver such original letters of credit to Purchaser at Closing, together with all necessary transfer documentation, so that Purchaser and the applicable Tenants can arrange to have the letters of credit reissued in favor of, or endorsed to, Purchaser. Seller agrees to cooperate with Purchaser post-Closing in connection with the reissuance or endorsement of any letters of credit and act at the reasonable discretion of Purchaser with respect thereto, until the letters of credit are re-issued or endorsed to Purchaser, provided Seller shall pay all transfer and/or other fees relating to such transfers of letters of credit;
(h)    The Personal Property for the Property;
(i)    All original Licenses and Permits, Service Contracts. Tenant Leases and Hines TRS License Agreements for the Property in Seller’s possession and control;
(j)    All keys which are in Seller’s possession for the Property;
(k)    Such other transfer and tax forms, if any, as may be required by state and local Authorities;
(l)    One (1) counterpart of a Real Estate Excise Tax Affidavit, completed and duly executed by the Seller; and
(m)    Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement, including, without limitation, the Closing Statement duly executed and delivered and customary title company affidavits and indemnity agreements, including an Owner’s Affidavit in the form attached hereto as Exhibit T.
Section 10.4    Prorations.
(a)    Seller and Purchaser agree to adjust, as of 11:59 p.m. on the day immediately preceding the Closing Date (the “Closing Time”), the following (collectively, the “Proration Items”): real estate and personal property taxes and assessments for the year in which Closing occurs, utility bills (except as hereinafter provided), collected Rentals (subject to the terms of (b) below), operating expenses payable by the owner of the Property (on the basis of a 365 day year, actual days elapsed) and amounts payable under Service Contracts assumed by Purchaser on an accrual basis. Seller shall pay all amounts due thereunder which accrue prior to the Closing and Purchaser shall pay all mounts accruing on the Closing Date and thereafter. All capital and other improvements (including labor and materials) which are performed or contracted for or by Seller at or prior to the Closing will be paid by the Seller at or prior to Closing, without contribution or proration from Purchaser. Seller will be charged and credited for the amounts of all of the Proration Items relating to the period up to and including the Closing Time, and Purchaser will be charged and credited for all of the Proration Items relating to the period after the Closing Time. Such preliminary estimated Closing prorations shall be set forth on a preliminary closing statement to be prepared by Seller and submitted to Purchaser for Purchaser’s approval (which approval shall not be unreasonably withheld, delayed or conditioned) two (2) Business Days prior to the Closing Date (the “Closing Statement”). The Closing Statement, once agreed upon, shall be signed by Purchaser and Seller and delivered to the Title Company for purposes of making the preliminary proration adjustment at Closing subject to the final cash settlement provided for below. The preliminary proration shall be paid at Closing by Purchaser to Seller (if the preliminary prorations result in a net credit to Seller) or by Seller to Purchaser (if the preliminary prorations result in a net credit to Purchaser) by increasing or reducing the cash to be delivered by Purchaser in payment of the Purchase Price at the Closing. If the actual amounts of the Proration Items are not known as of the Closing Time, the prorations will be made at Closing on the basis of the best evidence then available; thereafter, when actual figures are received, re-prorations will be made on the basis of the actual figures, and a final cash settlement will be made between Seller and Purchaser. No prorations will be made in relation to insurance premiums (except to the extent covered by the proration of Operating Expense Recoveries), and Seller’s insurance policies will not be assigned to Purchaser except as otherwise provided in Section 9 above. Final readings and final billings for utilities will be made if possible as of the Closing Time, in which event no proration will be made at the Closing with respect to utility bills (except to the extent covered by the proration of Operating Expense Recoveries). Seller will be entitled to all deposits presently in effect with the utility providers, and Purchaser will be obligated to make its own arrangements for deposits with the utility providers. A final reconciliation of Proration Items shall be made by Purchaser and Seller within sixty (60) days after Closing, provided that such reconciliation, as it relates to real estate taxes shall be made within thirty (30) days following the issuance of the tax bills for the Real Property for the year in which Closing occurs. The provisions of this Section 10.4 will survive the Closing until the date which is six (6) months following the Closing Date (the “Reconciliation Period”), and in the event any items subject to proration hereunder are discovered within such period, the same shall be promptly prorated by the parties in accordance with the terms of this Section 10.4. Seller and Purchaser, pursuant to RCW 60.80.020(1), hereby waive the services of Title Company in administering the disbursement of closing funds necessary to satisfy any unpaid utility charges. Purchaser shall transfer all utilities at the Property to its name as of the Closing Date, and where necessary, post deposits with the utility companies. Seller shall use commercially reasonable efforts to cause all utility meters to be read as of the Closing Date. Seller shall be entitled to recover any and all deposits held by any utility company as of the Closing Date. All charges for utilities shall be prorated outside of the escrow contemplated herein within sixty (60) days after the Closing Date. All prorations shall be made in accordance with customary practice in the jurisdiction in which the Real Property is located, except as expressly provided herein. Following the Closing, Seller and Purchaser shall reasonably cooperate with each other in order to calculate and determine the correct amount of all prorations required to be made pursuant to this Section 10.
(b)    Purchaser will receive a credit on the Closing Statement for the prorated amount (as of the Closing Time) of all Rentals previously paid to and collected by Seller and attributable to any period following the Closing Time. After the Closing, Seller will cause to be paid or turned over to Purchaser all Rentals, if any, received by Seller after Closing and properly attributable to any period following the Closing Time. “Rentals” as used herein includes fixed monthly rentals, additional rentals, percentage rentals, escalation rentals (which include each Tenant’s proportionate share of building operation and maintenance costs and expenses as provided for under the applicable Tenant Lease, to the extent the same exceeds any expense stop specified in such Tenant Lease), retroactive rentals, all administrative charges, utility charges, tenant or real property association dues, storage rentals, special event proceeds, temporary rents, telephone receipts, locker rentals, vending machine receipts and other sums and charges payable to Seller or its successor by Tenants under the Tenant Leases or from other occupants or users of the Property, excluding specific tenant billings which are governed by Section 10.4(d). Rentals are “Delinquent” if they were due prior to the Closing Time and payment thereof has not been made on or before the Closing Time. Delinquent Rentals will not be prorated. Purchaser agrees to use good faith collection procedures with respect to the collection of any Delinquent Rentals, but Purchaser will have no liability for the failure to collect any Delinquent Rentals payable to Seller and will not be required to conduct lock-outs or take any other legal action to enforce collection of any such amounts owed to Seller by Tenants of the Property. All sums collected by Purchaser within one (1) year after Closing from each Tenant (excluding Tenant payments for Operating Expense Recoveries attributable to the period prior to the Closing Time governed by Section 10.4(c) below and tenant specific billings for tenant work orders and other specific services as described in and governed by Section 10.4(d) below, which shall be payable to and belong to Seller in all events) will be applied first to amounts currently owed by such Tenant to Purchaser (including Delinquent Rentals attributable to the period after the Closing Time), then any collection costs of Purchaser related to such Tenant, and then to prior delinquencies owed by such Tenant to Seller. In no event shall Seller initiate litigation or other legal action after the Closing Date to pursue collection of Delinquent Rentals. Any sums collected by Purchaser and due Seller will be promptly remitted to Seller, and any sums collected by Seller and due Purchaser will be promptly remitted to Purchaser.
(c)    Seller will prepare a reconciliation as of the Closing Time of the amounts of all billings and charges for operating expenses and taxes in excess of the applicable base year, if any, specified in each Tenant Lease (collectively, “Operating Expense Recoveries”) for the calendar year in which the Closing occurs. If less amounts have been collected from Tenants for Operating Expense Recoveries for such calendar year than would have been owed by Tenants under the Tenant Leases if the reconciliations under such Tenant Leases were completed as of the Closing Time based on the operating expenses and taxes incurred by Seller for such calendar year up to the Closing Time (as prorated pursuant to Section 10.4(a) above), Purchaser will pay such difference to Seller at Closing as an addition to the Purchase Price. If more amounts have been collected from Tenants for Operating Expense Recoveries for such calendar year than would have been owed by Tenants under the Tenant Leases if the reconciliations under the Tenant Leases were completed as of the Closing Time based on the operating expenses and taxes incurred by Seller for such calendar year up to the Closing Time (as prorated pursuant to Section 10.4(a) above), Seller will pay to Purchaser at Closing as a credit against the Purchase Price such excess collected amount. Purchaser and Seller agree that such proration of Operating Expense Recoveries at Closing for such calendar year will fully relieve Seller from any responsibility to Tenants or Purchaser for such matters subject to Seller’s and Purchaser’s right and obligation to finalize prorations before the expiration of the Reconciliation Period, solely to make adjustments necessary to the extent estimates used in the calculation of such reconciliation at Closing differ from actual bills received after Closing for those items covered by such reconciliation at Closing or to correct any errors or as the result of any audit by any Tenant (and the Reconciliation Period shall be extended, as necessary, until the completion of any such Tenant audit and the final resolution of any dispute with any such Tenant relating thereto). In this regard, Purchaser will be solely responsible, from and after Closing, for (i) collecting from Tenants the amount of any outstanding Operating Expense Recoveries for the calendar year in which Closing occurs for periods before and after Closing, and (ii) where appropriate, reimbursing Tenants for amounts attributable to Operating Expense Recoveries for such calendar year, as may be necessary based on annual reconciliations for Operating Expense Recoveries for such calendar year.
(d)    With respect to specific tenant billings for work orders, special items performed or provided at the request of a given Tenant or other specific services, which are collected by Purchaser or Seller after the Closing Time but relate to any such specific services rendered by Seller or its property manager prior to the Closing Time and which are identified on the Tenant’s payment as relating to such specific services or which are clearly identifiable as being payment for any such specific services, Purchaser shall cause such collected amounts to be paid to Seller, or Seller may retain such payment if such payment is received by Seller after the Closing Time.
(e)    Seller shall pay (i) those tenant improvement allowances or to be incurred rent abatements, other allowances and concessions, legal fees and other expenditures incurred in connection with the lease of space in the Property (“Leasing Costs”) for all Leases executed prior to the Effective Date and those others identified on Exhibit G attached hereto as Seller’s obligations to the extent unpaid as of the Closing Date and (ii) all brokerage commissions in connection with Tenant Leases in effect as of the Effective Date. To the extent Leasing Costs and brokerage commissions described in the preceding sentence remain unpaid as of Closing, then Purchaser shall receive a credit from Seller therefor at Closing and Purchaser shall be responsible after Closing for paying any Leasing Costs and brokerage commissions for which Purchaser received such a credit. Except as otherwise provided in Section 7.1(l), Purchaser will be solely responsible for and shall pay all Leasing Costs and brokerage commissions, incurred or to be incurred in connection with any new Tenant Lease, or the renewal, expansion, or modification of any Tenant Lease executed on or after the Effective Date (approved, if applicable, by Purchaser in accordance with Section 7.1(d)). If any estoppel certificate received from a Tenant sets forth any Leasing Costs that are Seller’s responsibility under the applicable Tenant Lease and are not identified on Exhibit G, then, at Closing, Seller shall either (A) provide Purchaser a credit in the amount of such Leasing Costs if Seller does not contest Seller’s responsibility for such alleged Leasing Cost under the terms of the applicable Tenant Lease, in which case, Purchaser shall be responsible after Closing for paying or performing the same or, (B) if Seller contests such alleged Leasing Costs, the parties shall hold back in escrow a portion of the Purchase Price proceeds in an amount equal to the purported Leasing Costs pending final resolution with the applicable Tenant of whether such Leasing Costs are actually owed under the terms of the applicable Tenant Lease. If any such dispute is finally resolved in favor of the applicable Tenant, then such amount shall be released from escrow to Purchaser or the applicable Tenant to satisfy the Leasing Costs in accordance with the terms of the applicable Tenant Lease. If any such dispute is finally resolved in favor of Seller, then the applicable amount shall be released from escrow to Seller. If Title Company requires further escrow instructions in connection with any holdback escrow to be established under this Section, the parties shall cooperate to execute such instructions as are required by Title Company, consistent with the terms and intent of these provisions.
(f)    Amounts payable and incurred pursuant to, and in connection with, the Hines TRS Agreements shall be prorated in the same manner as specified above in this Section 10.4.
This Section 10.4 shall survive the Closing.

Section 10.5    Delivery of Real Property. Upon completion of the Closing, Seller will deliver to Purchaser possession of the Real Property and Improvements, subject to the Tenant Leases and the Permitted Exceptions.
Section 10.6    Costs of Title Company and Closing Costs. Costs of the Title Company and other Closing costs incurred in connection with the Closing will be allocated as follows:
(a)    Purchaser will pay (i) all premiums and other costs for any mortgagee policy of title insurance, including but not limited to any endorsements or deletions, (ii) Purchaser’s attorney’s fees, (iii) the costs of any update or re-certificate of the Updated Survey, (iv) 1/2 of all of the Title Company’s escrow and closing fees, if any, and (v) any mortgage recording tax or recording fees.
(b)    Seller will pay (i) the premium costs for obtaining primary and extended coverage under the Title Policy (but not any endorsements thereto), (ii) the cost of the Updated Survey, (iii) 1/2 of all of the Title Company’s escrow and closing fees, (iv) Seller’s attorneys’ fees, (v) prepayment penalties or premiums and other amounts payable with respect to prepaying the Property’s existing mortgage indebtedness at Closing (if any); (vi) all real estate excise taxes (including, without limitation, any city, county and state taxes) at Closing, and (vii) the commission payable by Seller pursuant to Section 11.1 below to Broker for the transaction contemplated by this Agreement
(c)    Any other costs and expenses of Closing not provided for in this Section 10.6 shall be allocated between Purchaser and Seller in accordance with the custom in the county in which the Real Property is located.
(d)    If the Closing does not occur on or before the Closing Date for any reason whatsoever, the costs incurred through the date of termination will be borne by the party incurring same.
Section 10.7    Post Closing Delivery of Tenant Notice Letters. Immediately following Closing, Seller will deliver to each Tenant (via messenger or certified mail, return receipt requested) a written notice in a form approved by Purchaser executed by Purchaser and Seller (i) acknowledging the sale of the Property to Purchaser, (ii) acknowledging that Purchaser has received and is responsible for the Tenant Deposits (specifying the exact amount of the Tenant Deposits) and (iii) indicating that rent should thereafter be paid to Purchaser and giving instructions therefor (the “Tenant Notice Letters”). Seller shall provide to Purchaser a copy of each Tenant Notice Letter promptly after delivery of same, and proof of delivery of same promptly after such proof is available. This Section 10.7 shall survive Closing.
Section 10.8    General Conditions Precedent to Purchaser’s Obligations Regarding the Closing. In addition to the conditions to Purchaser’s obligations set forth above in this Article X, the obligations and liabilities of Purchaser to close the transaction hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions, any of which may be waived by written notice from Purchaser to Seller, and all of which shall be deemed waived upon Closing, except for Closing Surviving Obligations (subject to Section 16.1):

(a)    Seller shall have complied in all material respects with and otherwise performed in all material respects each of the covenants and obligations of Seller set forth in this Agreement, as of the date of Closing, and the representations and warranties of Seller set forth in Sections 8.1 and 11.1 shall be true and correct in all material respects as of the Closing Date;
(b)    The Title Company shall be irrevocably committed to issuing the Title Policy in the form attached as Exhibit U, subject only to the payment of the premium;
(c)    Purchaser shall have received the Acceptable Estoppel Certificates (and, at Seller’s option, Seller Certificates) to the extent required under Section 7.2; and
(d)    Purchaser shall have received, in forms of Exhibits P and R attached hereto, respectively, and otherwise in recordable form, (i) an Assignment and Assumption Agreement between Sinclair Television of Seattle Inc. (formerly known as Fisher Communications Inc.) (“Sinclair”), as assignor, and Seller, as assignee, with respect to the assignment by Sinclair of its interest in the Conduit Easement Agreement to Seller (subject to any such changes as Sinclair may request and to which Purchaser and Seller shall reasonably agree), and (ii) an Assignment and Assumption Agreement between Seller, as assignor, and Purchaser, as assignee, with respect to the assignment by Seller of its interest in the Conduit Easement Agreement to Purchaser.
Section 10.9    General Conditions Precedent to Seller’s Obligations Regarding the Closing. In addition to the conditions to Seller’s obligations set forth in this Article X, the obligations and liabilities of Seller hereunder to close the transaction hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions, any of which may be waived by written notice from Seller to Purchaser and all of which shall be deemed waived upon Closing:
(a)    Purchaser shall have complied in all material respects with and otherwise performed in all material respects each of the covenants and obligations of Purchaser set forth in Section 10.2 of this Agreement, as of the date of Closing.
Section 10.10    Failure of Condition. If any condition precedent to Seller’s obligation to effect the Closing (as set forth in Section 10.9) is not satisfied, then Seller shall be entitled to terminate this Agreement by notice thereof to Purchaser and Title Company. If any condition precedent to Purchaser’s obligation to effect the Closing (as set forth in Section 10.8) is not satisfied by the Closing Date, then Purchaser shall be entitled to terminate this Agreement by written notice thereof to Seller and Title Company. If this Agreement is so terminated, then Purchaser shall be entitled to receive the Earnest Money Deposit (and all accrued interest thereon) and neither party shall have any further obligations hereunder, except for Termination Surviving Obligations. Notwithstanding the foregoing, if the applicable conditions precedent are not satisfied due to a default by Seller or Purchaser hereunder, then Article XIII shall govern and this Section 10.10 shall not apply.
ARTICLE XI
BROKERAGE
Section 11.1    Brokers. Seller agrees to pay to Jones Lang LaSalle (“Broker”) a real estate commission at Closing (but only in the event of Closing in strict compliance with this Agreement) pursuant to a separate agreement between Seller and Broker. Other than as stated in the first sentence of this Section 11.1, Purchaser and Seller represent to the other that no real estate brokers, agents or finders’ fees or commissions are due or will be due or arise in conjunction with the execution of this Agreement or consummation of this transaction by reason of the acts of such party, and Purchaser and Seller will indemnify, defend and hold the other party harmless from any brokerage or finder’s fee or commission claimed by any person asserting his entitlement thereto at the alleged instigation of the indemnifying party for or on account of this Agreement or the transactions contemplated hereby. The provisions of this Article XI will survive any Closing or termination of this Agreement.
ARTICLE XII
CONFIDENTIALITY
Section 12.1    Confidentiality. Seller and Purchaser each expressly acknowledges and agrees that, unless and until the Closing occurs, this Agreement, the transactions contemplated by this Agreement, and the terms, conditions, and negotiations concerning the same will be held in the strictest confidence by each of them and will not be disclosed by either of them except to Permitted Outside Parties permitted in Section 5.2. Purchaser further acknowledges and agrees that, until the Closing occurs, all information obtained by Purchaser in connection with the Property will not be disclosed by Purchaser to any third persons other than those described above without the prior written consent of Seller. Nothing contained in this Article XII will preclude or limit either party to this Agreement from disclosing or accessing any information otherwise deemed confidential under this Article XII in connection with that party’s enforcement of its rights following a disagreement hereunder, or in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction or any filings with governmental authorities required by reason of the transactions provided for herein pursuant to an opinion of counsel; provided, however, in the event such disclosure is required pursuant to a subpoena or court order, the applicable party shall promptly notify the other party thereof so that the other party may seek a protective order, waive compliance with this Article XII, and/or take any other action mutually agreed upon by the parties and disclosure of information by Purchaser shall not be prohibited if that disclosure is of information that is or becomes a matter of public record or public knowledge from sources other than Purchaser or its agents, employees, contractors, consultants or attorneys in violation of the terms of this Agreement. Notwithstanding the foregoing to the contrary, Purchaser and Seller each acknowledges and agrees that the other, and entities which directly or indirectly own the equity interests in Seller or Purchaser, may disclose in SEC and other filings and governmental authorities, financial statements and/or other communications such information regarding the transactions contemplated hereby and any such information relating to the sale of the Property as may be necessary or advisable under federal or state securities law, rules or regulations (including U.S. Securities and Exchange Commission (“SEC”) rules and regulations, “generally accepted accounting principles” or other accounting rules or procedures or in accordance with Seller’s or Purchaser’s and such direct or indirect owners’ prior custom, practice or procedure. One or more of such owners will be required to publicly disclose the possible transactions contemplated hereby and file this Agreement with the SEC promptly after the execution of the same by both parties or as sooner required by law. Any press release about the transaction contemplated by this Agreement issued by either party shall be subject to the approval of the other party in its reasonable discretion. The provisions of this Article XII will survive any termination of this Agreement.
ARTICLE XIII
REMEDIES

Section 13.1    Default by Seller.
(a)    If Closing of the purchase and sale transaction provided for herein does not occur as herein provided by reason of any default of Seller, Purchaser may, as Purchaser’s sole and exclusive remedies, elect by written notice to Seller within ten (10) Business Days following the scheduled Closing Date, to either (a) terminate this Agreement, in which event Purchaser will receive from the Title Company the Earnest Money Deposit and in the event that such termination is due to an intentional or willful default by Seller or such termination is due to a failure of Seller’s representations and warranties to be true and correct in all material respects as of the Closing Date due to an intentional or willful breach of such representations and warranties, Seller shall reimburse Purchaser for Purchaser’s actual, out-of-pocket costs incurred in connection with this Agreement and the transaction contemplated hereby (including in connection with any proposed financing of the transaction contemplated by this Agreement) in an amount not to exceed $250,000, which obligation shall survive the termination of this Agreement, whereupon Seller and Purchaser will have no further rights or obligations under this Agreement, except with respect to the Termination Surviving Obligations, or (b) pursue specific performance of this Agreement, so long as any action or proceeding commenced by Purchaser against Seller shall be filed and served within sixty (60) days of the scheduled Closing Date, and, in either event, Purchaser hereby waives all other remedies, including without limitation, any claim against Seller for damages of any type or kind including, without limitation, consequential or punitive damages. Notwithstanding the foregoing, nothing contained in this Section 13.1 will limit Purchaser’s remedies at law, in equity or as herein provided in the event of a breach by Seller of any of the Closing Surviving Obligations after Closing or the Termination Surviving Obligations after termination, subject to the terms and provisions of this Agreement.
Section 13.2    DEFAULT BY PURCHASER. IN THE EVENT THE CLOSING AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREIN DO NOT OCCUR AS PROVIDED HEREIN (TIME BEING OF THE ESSENCE) BY REASON OF ANY DEFAULT OF PURCHASER TO PROCEED TO CLOSING IN ACCORDANCE WITH ITS OBLIGATIONS UNDER THIS AGREEMENT, PURCHASER AND SELLER AGREE IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO FIX THE DAMAGES WHICH SELLER MAY SUFFER. PURCHASER AND SELLER HEREBY AGREE THAT (i) AN AMOUNT EQUAL TO THE EARNEST MONEY DEPOSIT, TOGETHER WITH ALL INTEREST ACCRUED THEREON, IS A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT SELLER WOULD SUFFER IN THE EVENT PURCHASER DEFAULTS AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY IN ACCORDANCE WITH ITS OBLIGATIONS UNDER THIS AGREEMENT, AND (ii) SUCH AMOUNT SHALL BE PAID TO SELLER AND WILL BE THE FULL, AGREED AND LIQUIDATED DAMAGES FOR PURCHASER’S DEFAULT AND FAILURE TO COMPLETE THE PURCHASE OF THE PROPERTY IN ACCORDANCE WITH ITS OBLIGATIONS UNDER THIS AGREEMENT, AND WILL BE SELLER’S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY) FOR ANY DEFAULT OF PURCHASER RESULTING IN THE FAILURE OF CONSUMMATION OF THE CLOSING BY PURCHASER IN ACCORDANCE WITH ITS OBLIGATIONS UNDER THIS AGREEMENT, WHEREUPON THIS AGREEMENT WILL TERMINATE AND SELLER AND PURCHASER WILL HAVE NO FURTHER RIGHTS OR OBLIGATIONS HEREUNDER, EXCEPT WITH RESPECT TO THE TERMINATION SURVIVING OBLIGATIONS. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED IN THIS SECTION 13.2 HEREIN WILL LIMIT SELLER’S REMEDIES AT LAW, IN EQUITY

OR AS HEREIN PROVIDED IN THE EVENT OF A BREACH BY PURCHASER OF ANY OF THE CLOSING SURVIVING OBLIGATIONS OR THE TERMINATION SURVIVING OBLIGATIONS.
Section 13.3    Consequential and Punitive Damages. Each of Seller and Purchaser waives any right to sue the other for any consequential or punitive damages for matters arising under this Agreement (it being understood that each of Seller and Purchaser has waived the right to obtain incidental, special, exemplary or consequential damages in connection with any default of Purchaser or Seller respectively, or otherwise, which include, without limitation, loss of profits or inability to secure lenders, investors or buyers). This Section 13.3 shall survive Closing or termination of this Agreement.
Section 13.4    Cure. Neither party shall be deemed to be in default under this Agreement unless the other party delivers written notice of such default to the defaulting party and the defaulting party fails to cure such default within two (2) Business Days after receipt of such written notice.
ARTICLE XIV
NOTICES
Section 14.1    Notices. All notices or other communications required or permitted hereunder will be in writing, and will be given by (a) personal delivery, or (b) professional expedited delivery service with proof of delivery, or (c) sent by email, with written confirmation by expedited delivery service, in which case notice shall be deemed delivered upon receipt of confirmation of transmission of such email, sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee will have designated by written notice sent in accordance herewith and will be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service, as of the date of first attempted delivery on a Business Day at the address or in the manner provided herein, or, in the case of email, upon receipt if on a Business Day prior to 5:00 p.m. in the recipient’s time zone, and, if not on a Business Day prior to 5:00 p.m. in the recipient’s time zone, on the next Business Day. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement will be as follows:

To Purchaser:	GI TC SEATTLE LLC 188 The Embarcadero, Suite 700 San Francisco, CA 94105 Attn: David Smolen Email: dsmolen@gipartners.com
with copy to:	SEYFARTH SHAW LLP 975 F Street, N.W. Washington, DC 20004 Attn: Tom Galli Email: tgalli@seyfarth.com
To Seller:	HINES GLOBAL REIT 100/140 FOURTH AVE LLC c/o Hines Advisors Limited Partnership 2800 Post Oak Boulevard, Suite 4800 Houston, Texas 77056 Attn: Kevin McMeans Email: kevin.mcmeans@hines.com with copy to:
HINES GLOBAL REIT 100/140 FOURTH AVE LLC
c/o Hines Advisors Limited Partnership
2800 Post Oak Boulevard, Suite 4800
Houston, Texas 77056
Attn: Jason P. Maxwell – General Counsel
Email: jason.maxwell@hines.com

with copy to:	Baker Botts L.L.P. One Shell Plaza 910 Louisiana Street Houston, Texas 77002 Attn: Connie Simmons Taylor Email: connie.simmons.taylor@bakerbotts.com

ARTICLE XV
ASSIGNMENT AND BINDING EFFECT
Section 15.1    Assignment; Binding Effect. Purchaser will not have the right to assign this Agreement without Seller’s prior written consent, to be given or withheld in Seller’s sole and absolute discretion. Notwithstanding the foregoing, Purchaser may assign its rights under this Agreement to an Affiliate of Purchaser without the consent of Seller, provided that any such assignment does not relieve the assigning party of its obligations hereunder, and the assignee of Purchaser and Purchaser shall jointly and severally be liable for the obligations of Purchaser hereunder. Seller shall not have the right to assign this Agreement without Purchaser’s prior written consent, to be given or withheld in Purchaser’s sole and absolute discretion. This Agreement will be binding upon and inure to the benefit of Seller and Purchaser and their respective successors and permitted assigns, and no other party will be conferred any rights by virtue of this Agreement or be entitled to enforce any of the provisions hereof. Whenever a reference is made in this Agreement to Seller or Purchaser, such reference will include the successors and permitted assigns of such party under this Agreement.
ARTICLE XVI
PROCEDURE FOR INDEMNIFICATION AND LIMITED SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 16.1    Survival of Representations, Warranties and Covenants.
(a)    Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties of Seller set forth in this Agreement and Seller’s liability under any provision of this Agreement, any Seller Certificate, and under any other document or agreement executed in connection with this Agreement, including all documents and agreements executed at Closing (“Closing Documents”), will survive the Closing for a period of six (6) months. Purchaser shall not have any right to bring any action against Seller as a result of (i) any untruth, inaccuracy or breach of such representations and warranties under this Agreement, or (ii) the failure of Seller to perform its obligations under any other provision of this Agreement, any Seller Certificate, or any of the Closing Documents, unless and until the aggregate amount of all liability and losses arising out of all such untruths, inaccuracies, breaches and failures exceeds $100,000, in which event, the full amount of such claims shall be actionable. In addition, in no event will Seller’s liability for all such untruths, inaccuracies, breaches, and/or failures under Sections 8.1, any other provision of this Agreement, any Seller Certificate, or under any Closing Documents exceed, in the aggregate, one and one-half percent (1.5%) of the Purchase Price. The limitations on liability set forth in this Section 16.1(a) shall not apply to (i) Seller’s post-closing obligations under Sections 7.1(l), 9, 10.4 and 11.1 above, or Seller’s obligations under Section 17.2 below.
(b)    Seller shall have no liability with respect to any of Seller’s representations or warranties herein if, prior to the Closing, Purchaser Obtains Knowledge of any breach of a representation or warranty of Seller herein, and Purchaser nevertheless consummates the transaction contemplated by this Agreement, in which case Purchaser shall be deemed to have waived such breach. For purposes hereof, “Purchaser Obtains Knowledge” shall mean (i) any Purchaser’s Representative has actual knowledge of such breach of a representation or warranty, or (ii) any tenant estoppel certificate or third-party report delivered to Purchaser clearly contradicts any of Seller’s representations or warranties herein. If, after the Effective Date, but prior to Closing, Purchaser discovers that one or more representations or warranties is no longer true and correct in any material respect and such inaccuracies in the aggregate affect the value of the Property by at least $100,000, then Purchaser may terminate this Agreement by the delivery of written notice to Seller within five (5) Business Days after the date of such disclosure or the obtaining of such knowledge, in which case, Title Company shall promptly return the Earnest Money Deposit, and except for the Termination Surviving Obligations, the parties shall have no further rights or obligations to one another under this Agreement; provided Seller may, at its sole option by delivering notice to Purchaser within two (2) Business Days after Purchaser’s delivery of its termination notice to Seller, elect to provide Purchaser a credit against the Purchase Price for the change in value in excess of $100,000 resulting from such breach, in which event, Purchaser’s termination shall be rendered void and of no effect.
(c)    The Closing Surviving Obligations will survive Closing without limitation, unless a specified period is otherwise provided in this Agreement. All other representations, warranties, covenants and agreements made or undertaken by Seller under this Agreement, unless otherwise specifically provided herein, will not survive the Closing Date but will be merged into the Closing Documents delivered at the Closing. The Termination Surviving Obligations shall survive termination of this Agreement without limitation unless a specified period is otherwise provided in this Agreement.
ARTICLE XVII
MISCELLANEOUS

Section 17.1    Waivers; Amendments. No waiver of any breach of any covenant or provision contained herein will be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision contained herein. No extension of time for performance of any obligation or act will be deemed an extension of the time for performance of any other obligation or act. This Agreement may not be amended except in a writing signed by both Seller and Purchaser.
Section 17.2    Recovery of Certain Fees. In the event a party hereto files any action or suit against another party hereto by reason of any breach of any of the covenants, agreements or provisions contained in this Agreement, then in that event the prevailing party will be entitled to have and recover of and from the other party all attorneys’ fees and costs resulting therefrom. For purposes of this Agreement, the term “attorneys’ fees” or “attorneys’ fees and costs” shall mean all court costs and the fees and expenses of counsel to the parties hereto, which may include printing, photostatting, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection of any judgment obtained in any such proceeding. The provisions of this Section 17.2 shall survive the entry of any judgment, and shall not merge, or be deemed to have merged, into any judgment.
Section 17.3    Time of Essence. Seller and Purchaser hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof. Without limiting the foregoing, Purchaser acknowledges that Purchaser has no, and waives any, right to extend the Closing Date except as expressly set forth herein.
Section 17.4    Construction. Headings at the beginning of each article and section are solely for the convenience of the parties and are not a part of this Agreement. Whenever required by the context of this Agreement, the singular will include the plural and the masculine will include the feminine and vice versa. This Agreement will not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. All exhibits and schedules referred to in this Agreement are attached and incorporated by this reference, and any capitalized term used in any exhibit or schedule which is not defined in such exhibit or schedule will have the meaning attributable to such term in the body of this Agreement. In the event the date on which Purchaser or Seller is required to take any action under the terms of this Agreement is not a Business Day, the action will be taken on the next succeeding Business Day.
Section 17.5    Counterparts; Electronic Signatures Binding. To facilitate execution of this Agreement, this Agreement may be executed in multiple counterparts, each of which, when assembled to include an original, faxed or electronic mail (in .PDF or similar file) signature for each party contemplated to sign this Agreement, will constitute a complete and fully executed agreement. All such fully executed original, faxed or electronic mail (in .PDF or similar file) counterparts will collectively constitute a single agreement, and such signatures shall be binding upon the party sending the signature by such electronic means when sent.
Section 17.6    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all of the other conditions and provisions of this Agreement will nevertheless remain in full force and effect, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to reflect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Section 17.7    Entire Agreement. This Agreement is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof, and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument, signed by the party to be charged or by its agent duly authorized in writing, or as otherwise expressly permitted herein.
Section 17.8    Governing Law and Venue. THIS AGREEMENT WILL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WASHINGTON. THE PARTIES AGREE THAT ANY ACTION IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT AND MAINTAINED IN THE STATE OR FEDERAL COURTS THAT ARE SEATED IN THE CITY AND COUNTY IN WHICH THE PROPERTY IS LOCATED, AND THE PARTIES HEREBY CONSENT AND AGREE TO THE JURISDICTION OF SUCH COURTS.
Section 17.9    No Recording. The parties hereto agree that neither this Agreement nor any affidavit concerning it will be recorded; provided, that, Purchaser may file a lis pendens or other similar notice against the Property in connection with, and after, the proper filing of a suit for specific performance.
Section 17.10    Further Actions. The parties agree to execute such instructions to the Title Company and such other instruments and to do such further acts as may be reasonably necessary to carry out the provisions of this Agreement.
Section 17.11    No Other Inducements. The making, execution and delivery of this Agreement by the parties hereto have been induced by no representations, statements, warranties or agreements other than those expressly set forth herein.
Section 17.12    Exhibits. Exhibits A through U, inclusive, are incorporated herein by reference.
Section 17.13    No Partnership. Notwithstanding anything to the contrary contained herein, this Agreement shall not be deemed or construed to make the parties hereto partners or joint venturers, it being the intention of the parties to merely create the relationship of Seller and Purchaser with respect to the Property to be conveyed as contemplated hereby.
Section 17.14    Limitations on Benefits. It is the explicit intention of Purchaser and Seller that no person or entity other than Purchaser and Seller and their permitted successors and assigns is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, Purchaser and Seller or their respective successors and assigns as permitted hereunder. Nothing contained in this Agreement shall under any circumstances whatsoever be deemed or construed, or be interpreted, as making any third party (including, without limitation, Broker or any Tenant) a beneficiary of any term or provision of this Agreement or any instrument or document delivered pursuant hereto, and Purchaser and Seller expressly reject any such intent, construction or interpretation of this Agreement.
Section 17.15    Exculpation. In no event whatsoever shall recourse be had or liability asserted against any of Seller’s partners, members, shareholders, employees, agents, directors, officers or other owners of Seller or their respective constituent members, partners, shareholders, employees, agents directors, officers or other owners. Seller’s direct and indirect shareholders, partners, members, beneficiaries and owners and their respective trustees, officers, directors, employees, agents and security holders, assume no personal liability for any obligations entered into on behalf of Seller under this Agreement and the Closing Documents. In no event whatsoever shall recourse be had or liability asserted against any of Purchaser’s partners, members, shareholders, employees, agents, directors, officers or other owners or their respective constituent members, partners, shareholders, employees, agents directors, officers or other owners. Purchaser’s direct and indirect shareholders, partners, members, beneficiaries and owners and their respective trustees, officers, directors, employees, agents and security holders, assume no personal liability for any obligations entered into on behalf of Purchaser under this Agreement and the Closing Documents.
Section 17.16    Waiver of Jury Trial. THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREE THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.
Section 17.17    Environmental Disclosure. Purchaser and Seller acknowledge that the Property constitutes “Commercial Real Estate” as defined in RCW 64.06.005. Purchaser voluntarily waives receipt of the Seller disclosure statement required under RCW 64.06 for transactions involving the sale of commercial real estate, except for the Section entitled “Environmental”. The Environmental Section of the Seller disclosure statement as completed by Seller is attached to this Agreement as Exhibit L attached hereto (the “Disclosure Statement”). Purchaser acknowledges receipt of the Disclosure Statement and waives its right to rescind the Agreement under RCW 64.06.030. Purchaser further acknowledges and agrees that the Disclosure Statement (i) is for the purposes of disclosure only, (ii) will not be considered part of this Agreement, and (iii) will not be construed as a representation or warranty of any kind by the Seller and that Seller’s representations and warranties are as set forth in Section 8.1 above.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Seller and Purchaser have respectively executed this Agreement to be effective as of the date first above written.
PURCHASER:
GI TC SEATTLE LLC,
a Delaware limited liability company

By:
Name:
Title:

SELLER:
HINES GLOBAL REIT 100/140 FOURTH AVE LLC,
a Delaware limited liability company

By:
Name:
Title:

JOINDER BY GUARANTOR
Provided the Closing of the transaction contemplated by this Agreement occurs, the undersigned (“Guarantor”) agrees to and does guaranty to GI TC Seattle LLC, subject to the limitations on survival and liability contained in this Agreement, Seller’s post-Closing obligations under this Agreement, including without limitation any liability relating to Seller’s breach of representation or warranty.
Guarantor does hereby waive each of the following: (a) any and all notices and demands of every kind which may be required to be given by any statute, rule or law, (b) any failure by Purchaser to inform Guarantor of any facts Purchaser may know or hereafter know about Seller, the Property or this Agreement, it being understood and agreed that Purchaser has no duty so to inform and that Guarantor is fully responsible for being and remaining informed by Seller of all circumstances bearing on the risk of nonperformance of Seller’s obligations under this Agreement, (c) any defense Guarantor has to performance hereunder, and any right Guarantor has to be exonerated arising by reason of any alteration of the obligations by Seller and Purchaser or any acceptance by Purchaser of anything in partial satisfaction of such obligations or any course of dealing between Seller and Purchaser, (d) notice of any adverse change in the financial condition of Seller or of any fact that might increase Guarantor’s risk hereunder, (e) any and all subrogation, contribution, indemnity and reimbursement rights against Seller until the obligations have been paid, performed and fully satisfied in full, (f) any assignment, conveyance, extinguishment, merger or other transfer, voluntary or involuntary (whether by operation of law or otherwise) of all or any part of the interest of Seller in this Agreement; or (g) any other defense available to a surety under applicable law. Guarantor further waives any right to require Purchaser to join Seller in any action brought under this joinder by Guarantor or to pursue any other remedy or enforce any other right. Guarantor further waives all other suretyship defenses Guarantor would otherwise have under the laws of the State of Washington or any other jurisdiction.
This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of all or any part of the guaranteed obligations is rescinded or must otherwise be returned by Purchaser upon the insolvency, bankruptcy or reorganization of Seller or Guarantor, or otherwise, all as though such payment had not been made. Guarantor’s liability shall not be impaired, modified, changed, released or limited in any manner whatsoever by any impairment, modification, change, release or limitation of liability of Seller or of any remedy for the enforcement thereof, resulting from the operation of any present or future provision of the Federal Bankruptcy Code, or any similar law or statute of the United States or any state thereof covering insolvency, bankruptcy, rehabilitation, liquidation or reorganization (collectively, “Bankruptcy Laws”), it being the intention of Guarantor that Guarantor’s liability hereunder shall be determined without regard to any Bankruptcy Laws which may relieve Seller of any obligations.
HINES GLOBAL REIT, INC.,
a Maryland corporation

By:
Name:
Title:

JOINDER BY TITLE COMPANY
First American Title Insurance Company, referred to in this Agreement as the “Title Company,” hereby acknowledges that it received this Agreement executed by Seller and Purchaser as of November 15, 2016, and accepts the obligations of the Title Company as set forth herein. The Title Company hereby agrees to hold and distribute the Earnest Money Deposit, when and if made, and interest thereon, and Closing proceeds in accordance with the terms and provisions of this Agreement. It further acknowledges that it hereby assumes all responsibilities for information reporting required under Section 6045(e) of the Internal Revenue Code. The Title Company further agrees to issue the Title Policy at Closing in the form of the pro forma title policy attached to this Agreement as Exhibit U, subject to satisfaction of the requirements listed in Title Company’s commitment and payment of the title premium.
FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Printed Name:
Title:

JOINDER BY CO-INSURER
Fidelity National Title Company hereby acknowledges that it has agreed to co-insure title as to the Property described in this Agreement executed by Seller and Purchaser as of November 15, 2016, and agrees to execute the co-insurance endorsement attached to the pro forma Title Policy attached to this Agreement as Exhibit U at Closing, subject to satisfaction of the requirements listed in Fidelity’s title commitment and payment of the applicable premium.
FIDELITY NATIONAL TITLE COMPANY

By:
Printed Name:
Title:

Active 26934555         1

JOINDER BY BROKER
The undersigned Broker joins herein to evidence such Broker’s agreement to the provisions of Section 11.1 and to represent to Seller and Purchaser that such Broker (i) knows of no other brokers, salespersons or other parties entitled to any compensation for brokerage services arising out of this transaction, (ii) has not made any of the representations or warranties specifically disclaimed by Seller in Article V and (iii) is duly licensed and authorized to do business in the State of Washington.

JONES LANG LASALLE
Date: November __, 2016	By: Printed Name: Title: Address:
License No.: Tax ID. No.: